AGREEMENT AND PLAN OF MERGER
Dated as of February 22, 2015
among
HOME LOAN SERVICING SOLUTIONS, LTD.,
NEW RESIDENTIAL INVESTMENT CORP.
and
HEXAGON MERGER SUB, LTD.

i

ii

iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 22, 2015, by and among Home Loan Servicing Solutions, Ltd., a Cayman Islands exempted company (the “Company”), New Residential Investment Corp., a Delaware corporation (“Parent”), and Hexagon Merger Sub, Ltd., a Cayman Islands exempted company and a wholly owned Subsidiary of Parent (“Merger Sub”).
WHEREAS, the Company, Parent and Merger Sub desire to effect the Merger, pursuant to which Merger Sub shall be merged with and into the Company, with the Company surviving the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Companies Law (2013 Revision) of the Cayman Islands (the “Cayman Companies Law”), the Company Memorandum and the Company Articles, and each Company Share issued and outstanding immediately prior to the Merger shall be converted into the right to receive $18.25 in cash;
WHEREAS, the Company Board, the Parent Board and the Merger Sub Board each have approved this Agreement, determined that the terms of this Agreement are in the best interests of the Company, Parent or Merger Sub, as applicable, and their respective shareholders, and declared the advisability of this Agreement and the transactions contemplated hereby;
WHEREAS, the Company Board and the Merger Sub Board have recommended adoption and approval of this Agreement by their respective shareholders; and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
The Merger
Section 1.01    The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Cayman Companies Law, on the Closing Date, Merger Sub shall be merged with and into the Company (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the “Surviving Company”).
Section 1.02    Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 at 10:00 a.m., New York City time, on a date to be specified by the Company and Parent, which shall be no later than the second (2nd) Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 1.03    Effective Time. Subject to the provisions of this Agreement, Parent, Merger Sub and the Company shall execute a plan of merger (the “Cayman Plan of Merger”) substantially in the form contained in Appendix 1 hereto and shall file the Cayman Plan of Merger and other documents required to effect the Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in section 233 of the Cayman Companies Law on the Closing Date. The Merger shall become effective at the time when the Cayman Plan of Merger has been registered by the Registrar of Companies of the Cayman Islands or such later time as Merger Sub and the Company may agree and specify in the Cayman Plan of Merger in accordance with the Cayman Companies Law (the “Effective Time”).
Section 1.04    Effects. The Merger shall have the effects specified in the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Company shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of Merger Sub and the Company in accordance with the Cayman Companies Law.
ARTICLE II
Effect on the Share Capital of the Constituent Entities; Exchange of Company Shares
Section 2.01    Effect on Share Capital. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any ordinary shares, par value $0.01 per share, of the Company (the “Company Shares”) or any ordinary shares, par value $0.01 per share, of Merger Sub (the “Merger Sub Shares”) or any other Person:
(a)    Conversion of Merger Sub Shares. Each Merger Sub Share issued and outstanding immediately prior to the Effective Time shall be converted into one (1) fully paid and nonassessable ordinary share, par value $0.01 per share, of the Surviving Company with the same rights, powers and privileges as the shares so converted. From and after the Effective Time, any certificates evidencing Merger Sub Shares shall be deemed for all purposes to represent the number of shares of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.
(b)    Cancellation of Treasury Shares and Parent-Owned Shares; Conversion of Subsidiary-Owned Shares.
(i)    Each Company Share that is owned by the Company as treasury stock and each Company Share that is owned directly by Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist or have any rights with respect thereto, and no consideration shall be delivered in exchange therefor.
(ii)    Each Company Share that is owned by any direct or indirect wholly owned Subsidiary of the Company or any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or of Merger Sub shall be converted into such number of shares of the Surviving Company such that the ownership percentage of any such Subsidiary in the Surviving Company immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.
(c)    Conversion of Company Shares. Subject to Sections 2.02 and 2.03, each Company Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled or converted into shares of the Surviving Company in accordance with Section 2.01(b) and Dissenting Shares) shall be converted automatically into the right to receive $18.25 in cash, without interest (the “Merger Consideration”). All such Company Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist and the register of members of the Company will be amended accordingly and each holder of a Company Share that is in registered form shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time (subject to compliance with Section 5.01) the outstanding Company Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Company Shares will be appropriately adjusted to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event. As provided in Section 2.02(h), the right of any holder of a Company Share to receive the Merger Consideration shall be subject to and reduced by the amount of any required withholding under applicable Tax Law.
Section 2.02    Exchange of Company Shares.
(a)    Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment and delivery of the Merger Consideration. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for the benefit of the holders of Company Shares, for payment in accordance with this Article II through the Paying Agent, cash sufficient to pay the Merger Consideration. All such cash deposited with the Paying Agent is hereinafter referred to as the “Payment Fund.”
(b)    Letter of Transmittal. As promptly as reasonably practicable after the Effective Time (and in any event within three (3) Business Days after the Effective Time), the Surviving Company shall cause the Paying Agent to mail to each holder of record of Company Shares a form of letter of transmittal (the “Letter of Transmittal”) (which shall be in such customary form and have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in registered form) as Parent may specify subject to the Company’s reasonable approval), together with instructions thereto.

(c)    Merger Consideration Received in Connection with Exchange. Upon the receipt of an “agent’s message” by the Paying Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such Company Shares have been converted pursuant to Section 2.01. In the event of a transfer of ownership of Company Shares that is not registered in the register of members of the Company, the Merger Consideration may be paid to a transferee if the proper evidence of such transfer is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each Company Share shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of Company Shares are entitled to receive in respect of such shares pursuant to this Section 2.02(c). No interest shall be paid or shall accrue on the cash payable upon surrender of any Company Shares held in registered form.
(d)    No Further Ownership Rights in Company Shares. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any Company Shares shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Shares. From and after the Effective Time, there shall be no further registration of transfers on the register of members of the Surviving Company of Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Shares held in registered form are presented to Parent or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.
(e)    Termination of Payment Fund. Any portion of the Payment Fund (including any and all interest and other proceeds received with respect thereto) that remains undistributed to the holders of Company Shares for one (1) year after the Effective Time shall be delivered to Parent, and any holder of Company Shares who has not theretofore complied with this Article II shall thereafter look only to the Surviving Company for payment of its claim for Merger Consideration without any interest thereon.
(f)    No Liability. None of the Company, Parent, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Payment Fund which remains undistributed to the holders of Company Shares for two (2) years after the Effective Time (or immediately prior to such earlier date on which the Payment Fund would otherwise escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
(g)    Investment of Payment Fund. The Paying Agent shall invest any cash in the Payment Fund if and as directed by Parent. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any of the Company’s shareholders to receive the Merger Consideration or any other payment as provided herein.
(h)    Withholding Rights. Each of Parent, the Surviving Company and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law; provided that Parent shall notify the Company of any amounts that Parent reasonably believes are required to be deducted and withheld from the consideration payable to the holders of the Company Shares ten (10) days prior to the Closing Date (or as soon as reasonably practicable thereafter), and the parties hereto shall cooperate in good faith to attempt to minimize any such amounts required to be deducted and withheld. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
Section 2.03    Dissenters’ Rights. No Person who has validly exercised such Person’s dissenting rights pursuant to section 238 of the Cayman Companies Law shall be entitled to receive the Merger Consideration as provided in Section 2.01(c) with respect to Company Shares owned by such Person (“Dissenting Shares”) unless and until such Person shall have effectively withdrawn its dissent or lost such Person’s dissenting rights under the Cayman Companies Law. If a holder of Dissenting Shares effectively withdraws its dissent or loses its dissenting rights pursuant to section 238 of the Cayman Companies Law with respect to any Dissenting Shares, such Company Shares shall cease to be Dissenting Shares. Each Dissenting Share shall be cancelled at the Effective Time and holders of Dissenting Shares shall not be entitled to receive the Merger Consideration with respect to their Company Shares and shall instead be entitled to receive only the payment resulting from the procedure in section 238 of the Cayman Companies Law with respect to their shares; provided, however, that all Dissenting Shares held by shareholders who shall have effectively withdrawn or lost their dissenting rights under the Cayman Companies Law shall cease to be Dissenting Shares and shall be deemed to have been cancelled in consideration for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, in the manner provided in Section 2.01(c), and Parent shall promptly deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the Merger Consideration so due and payable to such shareholders. The Company shall promptly give Parent (i) copies of notices of objection, notices of dissent, any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company shareholders’ rights of dissent and (ii) the opportunity to direct or approve all offers, negotiations and proceedings with respect to any demand for appraisal under the Cayman Companies Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the Cayman Companies Law, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to section 238(4) of the Cayman Companies Law within twenty (20) days of obtaining the Company Shareholder Approval at the Company Shareholders Meeting.

ARTICLE III
Representations and Warranties of Parent and Merger Sub
Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article III are true and correct except as set forth in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent Disclosure Letter”). The Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify any other section in this Article III to the extent that it is reasonably apparent from the text of such disclosures that such disclosure also qualifies or applies to such other section.
Section 3.01    Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction in which it is organized and has all corporate power and authority required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had a Parent Material Adverse Effect. Parent has made available to the Company, prior to execution of this Agreement, true and complete copies of (a) the certificate of incorporation of Parent in effect as of the date of this Agreement and the by-laws of Parent in effect as of the date of this Agreement and (b) the constituent documents of Merger Sub.
Section 3.02    Authority; Execution and Delivery; Enforceability.
(a)    Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. Merger Sub has all necessary corporate power and authority to execute and deliver the Cayman Plan of Merger and to consummate the transactions contemplated thereby. The Parent Board has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of Parent was present, (i) approving the execution, delivery and performance of this Agreement and (ii) determining that entering into this Agreement is in the best interests of Parent and its stockholders. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Merger Sub Board has unanimously adopted resolutions (i) approving the execution, delivery and performance of this Agreement and the Cayman Plan of Merger, (ii) determining that the terms of this Agreement and the Cayman Plan of Merger are in the best interests of Merger Sub and Parent, as its sole shareholder, (iii) declaring this Agreement advisable and (iv) recommending that Parent, as sole shareholder of Merger Sub, adopt this Agreement and the Cayman Plan of Merger and directing that this Agreement be submitted to Parent, as sole shareholder of Merger Sub, for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Parent, as sole shareholder of Merger Sub, has adopted this Agreement and the Cayman Plan of Merger. No other corporate action on the part of Parent or Merger Sub is necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Cayman Plan of Merger and other documents required to effect the Merger pursuant to the Cayman Companies Law). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
(b)    No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.
Section 3.03    No Conflicts; Consents.
(a)    The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or share capital or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (i) the governing or organizational documents of Parent or Merger Sub, (ii) any contract, lease, license, indenture, note, bond, agreement, understanding, undertaking, concession, franchise or other instrument (in each case, to the extent legally binding on the parties thereto) (a “Contract”) to which either Parent or Merger Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.03(b), any judgment, injunction, ruling, award, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule, code or regulation (“Law”), in each case, applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had a Parent Material Adverse Effect.
(b)    No governmental franchises, licenses, permits, authorizations, variances, exemptions, registrations, certificates, orders and approvals (each a “Permit” and collectively, the “Permits”), consent, approval, clearance, waiver or order (collectively, with the Permits, the “Consents” and each, a “Consent”) of or from, or registration, declaration, notice or filing made to or with, any federal, national, state, provincial or local, whether domestic, foreign or supranational government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Proxy Statement in definitive form, and (B) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the filing of the Cayman Plan of Merger and other documents required to effect the Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iv) compliance with the NYSE and NASDAQ rules and regulations and (v) such other matters that, individually or in the aggregate, have not had a Parent Material Adverse Effect.
Section 3.04    Information Supplied. None of the information supplied or to be supplied in writing on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent or Merger Sub with respect to any statements made or incorporated by reference in the Proxy Statement, other than information supplied in writing on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference therein.
Section 3.05    Litigation. There is no suit, action, arbitration or other proceeding pending or, to the Knowledge of Parent, threatened, against Parent or Merger Sub, in each case, as of the date of this Agreement, that, individually or in the aggregate, has had a Parent Material Adverse Effect, nor is there any Judgment outstanding against or, investigation by any Governmental Entity pending or, to the Knowledge of the Parent, threatened, involving Parent or Merger Sub that, individually or in the aggregate, has had a Parent Material Adverse Effect.
Section 3.06    Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
Section 3.07    Merger Sub. Parent is the sole shareholder of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
Section 3.08    Financing. Parent has, and on the Closing Date will have, sufficient cash resources to pay the Merger Consideration and all fees and expenses of Parent associated therewith.
Section 3.09    No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.
ARTICLE IV
Representations and Warranties of the Company
The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct except (i) as set forth in the Company SEC Documents (including any amendments thereto) filed and publicly available after January 1, 2014 and prior to the date of this Agreement (the “Filed Company SEC Documents”) (provided that nothing disclosed in such Filed Company SEC Documents shall be deemed to be a qualification of or modification to the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.05 and Section 4.23), excluding any disclosures in the Filed Company SEC Documents under the headings “Risk Factors” or “Forward-Looking Statements” or any other disclosures or risks therein to the extent that such disclosures are similarly cautionary, non-specific, predictive or forward-looking in nature, or (ii) as set forth in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify any other section in this Article IV to the extent that it is reasonably apparent from the text of such disclosures that such disclosure also qualifies or applies to such other section.
Section 4.01    Organization, Standing and Power. Each of the Company and each of the Company Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries where the failure to be so organized, exist or be in good standing, has not had, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent, prior to execution of this Agreement, true and complete copies of (a) the Amended and Restated Memorandum of Association of the Company in effect as of the date of this Agreement (the “Company Memorandum”), (b) the Amended and Restated Articles of Association of the Company in effect as of the date of this Agreement (the “Company Articles”) and (c) the organizational or governing documents of each of the Company Subsidiaries. The Company is not in violation of the Company Memorandum or Company Articles and none of the Company Subsidiaries is in violation of its organizational or governing documents.

Section 4.02    Company Subsidiaries.
(a)    All of the outstanding share capital or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all material Liens, excluding Permitted Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such share capital, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 4.02(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Company Subsidiaries, each such Company Subsidiary’s jurisdiction of incorporation and the class, number and percentage of its authorized, issued and outstanding share capital, if any, that are not owned by the Company or a Company Subsidiary.
(b)    As of the date of this Agreement, except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, none of the Company or any Company Subsidiary owns, directly or indirectly, any share capital or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any share capital or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.
Section 4.03    Capital Structure.
(a)    The authorized share capital of the Company consists of 200,000,000 Company Shares. At the close of business on February 19, 2015, (i) 71,016,771 Company Shares were issued and outstanding and (ii) 2,000,000 Company Shares were reserved and available for issuance pursuant to the Company’s 2013 Equity Incentive Plan, of which 116,250 shares were issuable upon exercise of outstanding Company Share Options. Except as set forth in this Section 4.03(a), at the close of business on February 13, 2015, no share capital or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. From the close of business on February 13, 2015 to the date of this Agreement, there have been no issuances by the Company of share capital or voting securities of, or other equity interests in, the Company, other than the issuance of Company Shares upon the exercise of Company Share Options outstanding at the close of business on February 13, 2015 and in accordance with their terms in effect at such time. Except as set forth in Section 4.03(a) of the Company Disclosure Letter, there is no secured Indebtedness of the Company outstanding that would give rise to a consent right of a secured creditor under the Cayman Companies Law.
(b)    All outstanding Company Shares are, and, at the time of issuance, all such shares that may be issued upon the exercise of Company Share Options will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Law, the Company Articles or any Contract to which the Company is a party or otherwise bound. All grants of equity awards or other rights with respect to Company Shares to current or former directors, officers, employees, agents or consultants of the Company or any Subsidiary of the Company have been made in accordance with the terms of the Company’s 2013 Equity Incentive Plan and award agreements thereunder and any policy of the Company or the Board of Directors of the Company (the “Company Board”) (including any committee thereof), the Exchange Act and all other applicable Laws, including the rules of NASDAQ, relating to the grant of such awards or rights. Except as set forth above in this Section 4.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any share capital or voting securities of, or other equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of share capital or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any share capital or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by or other obligations of the Company or any Company Subsidiary that are linked in any way to the price of any class of Company share capital or any shares of share capital or voting securities of, or other equity interests in, the Company or any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any share capital or voting securities of, or other equity interests in, the Company or any Company Subsidiary. Except for acquisitions, or deemed acquisitions, of Company Shares or other equity securities of the Company in connection with (i) the payment of the exercise price of Company Share Options with Company Shares (including in connection with “net exercises”) or (ii) required tax withholding in connection with the exercise of Company Share Options, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of share capital or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. With respect to Company Share Options, (1) each grant of a Company Share Option was duly authorized on the date on which the grant of such Company Share Option was by its terms to be effective (the “Grant Date”) for such option by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee or subcommittee thereof), and (2) the per share exercise price of each Company Share Option was at least equal to the fair market value of a Company Shares on the applicable Grant Date. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s shareholders may vote (“Company Voting Debt”). None of the Company or any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any share capital or voting securities of, or other equity interests in, the Company. None of the Company or any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.
(c)    Section 4.03(c) of the Company Disclosure Letter sets forth a true and complete list, as of February 13, 2015, of each outstanding Company Share Option, including the number of Company Shares issuable upon exercise of such Company Share Option, the holder thereof, the exercise price with respect thereto and the applicable Grant Date thereof.

Section 4.04    Authority; Execution and Delivery; Enforceability.
(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the affirmative vote of shareholders representing two-thirds or more of the voting power of the Company Shares present and voting in person or by proxy at the Company Shareholders Meeting (the “Company Shareholder Approval”). The Company Board has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of the Company was present, (i) approving the execution, delivery and performance of this Agreement and the Cayman Plan of Merger, (ii) determining that entering into this Agreement and the Cayman Plan of Merger is in the best interests of the Company and its shareholders, (iii) declaring this Agreement and the Cayman Plan of Merger advisable and (iv) recommending that the Company’s shareholders adopt this Agreement and the Cayman Plan of Merger and directing that this Agreement and the Cayman Plan of Merger be submitted to the Company’s shareholders for adoption at a duly held meeting of such shareholders for such purpose (the “Company Shareholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the Company Shareholder Approval, no other corporate action on the part of the Company is necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Cayman Plan of Merger and other documents required to effect the Merger pursuant to the Cayman Companies Law). The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
(b)    No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. There are no rights plans, anti-takeover plans or other Contracts or understandings to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound with respect to their respective equity securities.
Section 4.05    No Conflicts; Consents.
(a)    The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default, facility early amortization event or target amortization event (in any case, with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, amortization or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or share capital or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Articles or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company

Shareholder Approval is obtained), (ii) any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or any Company Permit or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Shareholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had a Company Material Adverse Effect.
(b)    No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Proxy Statement in preliminary and definitive forms, and (B) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement (including the requirement under the Exchange Act for the shareholders of the Company to approve or disapprove, on an advisory basis, certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger), (ii) compliance with and filings under the HSR Act, (iii) the filing of the Cayman Plan of Merger and other documents required to effect the Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iv) compliance with the NYSE and NASDAQ rules and regulations; and (v) such other matters that, individually or in the aggregate, have not had a Company Material Adverse Effect.
Section 4.06    SEC Documents; Undisclosed Liabilities.
(a)    The Company has furnished or filed all certificates, reports, forms, statements and other documents (including any amendments, exhibits, schedules and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2013 (such documents, together with any documents furnished or filed with the SEC during such period by the Company, but excluding the Proxy Statement, being collectively referred to as the “Company SEC Documents”). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.
(b)    Each Company SEC Document (i) at the time filed, complied or, if not yet filed, will comply in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain or, if not yet filed, will not contain, any untrue statement of a material fact or not omit or, if not yet filed, will not omit, to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including all related notes) of the Company included in the Company SEC Documents complied or, if not yet filed, will comply at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared or, if not yet filed, will be prepared, in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly presented or, if not yet filed, will fairly present, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in equity for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount).
(c)    Except (i) as reflected or reserved against in the Company’s consolidated unaudited balance sheet as of September 30, 2014 (or the notes thereto) included in the Filed Company SEC Documents, (ii) for liabilities and obligations incurred in connection with or expressly contemplated by this Agreement, (iii) for liabilities and obligations that have been incurred in the ordinary course of business since September 30, 2014 and (iv) for liabilities and obligations that have been discharged or paid in full in the ordinary course of business, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), that individually or in the aggregate, have had a Company Material Adverse Effect.
(d)    Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate as of the date of such certifications. None of the Company or any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
(e)    The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.
(f)    The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Company are reasonably designed to ensure that material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.
(g)    None of the Company or any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Documents.
(h)    The Company has disclosed, based on the most recent evaluation of its principal executive officer and its principal financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which could reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information in any material respect and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.
(i)    None of the Company Subsidiaries is, or has at any time since January 1, 2013 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.
Section 4.07    Information Supplied. The Proxy Statement will, at the date the Proxy Statement is first mailed to the Company’s shareholders and at the time of the Company Shareholders Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation is made by the Company with respect to statements made or incorporated by reference therein based on written information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference therein.
Section 4.08    Absence of Certain Changes or Events. From December 31, 2013 until the date of this Agreement, there has not occurred a Company Material Adverse Effect. From September 30, 2014 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course of business.
Section 4.09    Taxes.
(a)    (i) Each of the Company and each Company Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) each of the Company and each Company Subsidiary has paid all material amounts of Taxes required to have been paid by it (whether or not shown on any Tax Return) other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and have been adequately reserved under GAAP in the most recent audited financial statements of the Company; (iii) as of the date of this Agreement, (A) no deficiency for any material amount of Taxes has been (1) asserted or assessed by a taxing authority against the Company or any Company Subsidiary that has not been satisfied or (2) to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, and (B) there is no action, suit, investigation or audit now pending or, to the Knowledge of the Company, proposed or threatened against or with respect to the Company or any Company Subsidiary in respect of any material Tax or Tax matter; (iv) none of the Company or any Company Subsidiary has failed to withhold, collect, or timely remit any material amounts required to have been withheld, collected and remitted in respect of Taxes with respect to any payments to a vendor, employee, independent contractor, creditor, shareholder, or any other Person; (v) none of the Company or any Company Subsidiary is subject to Tax in a jurisdiction in which it does not file income Tax Returns, and as of the date of this Agreement, no written claim has been made by any taxing authority that the Company or any Company Subsidiary is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns; and (vi) none of the Company or any Company Subsidiary has any liability for a material amount of Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law), as a transferee or successor, by contract (other than any credit agreement), or otherwise.
(b)    None of the Company or any Company Subsidiary is a party to or is bound by any Tax sharing, allocation, indemnification or similar agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and wholly owned Company Subsidiaries, or any credit agreement). None of the Company or any Company Subsidiary is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which the Company or a Company Subsidiary is or was the common parent).
(c)    None of the Company or any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
(d)    None of the Company or any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of local, state or foreign Law).
(e)    As of the date of this Agreement, there are no agreements, waivers or comparable consents extending the statutory period of limitation applicable to any material Taxes of the Company or any Company Subsidiary for any period that is currently in effect. There is no power of attorney given by or binding upon the Company or any Company Subsidiary with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.
(f)    There are no liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for Permitted Liens.

(g)    Neither the Company nor any Company Subsidiary has entered into any closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law that is or would be binding on the Company or any Company Subsidiary after the Closing. None of the Company or any Company Subsidiary is the subject of or bound by, or is negotiating or has pending a request for, any private letter ruling, technical advice memorandum or similar ruling, memorandum or agreement with any taxing authority that is or would be binding on the Company or any Company Subsidiary after the Closing.
(h)    Neither the Company nor any Company Subsidiary (other than HLSS Roswell, LLC and its U.S. subsidiaries), is, or within the last three (3) years has been, treated as engaged in a trade or business within the United States within the meaning of Sections 864(b), 871(b), 875, 882 or 884 of the Code.
Section 4.10    Employee Benefits Matters.
(a)    Section 4.10(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Benefit Plan. The Company has made available to Parent with respect to each Company Benefit Plan (in each case to the extent applicable): (i) a copy of the plan document, including all currently effective amendments thereto (or a detailed written description of the Company Benefit Plan or any such amendment to the extent not reduced to writing); (ii) the most recent summary plan description and all currently effective summaries of material modifications; (iii) the most recent Internal Revenue Service determination, notification or opinion letter; (iv) each trust agreement, insurance contract, or other document relating to the funding or payment of benefits; and (v) the three most recent annual reports on Form 5500 and the most recent actuarial report, financial statement or valuation report.
(b)    Each Company Benefit Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws.
(c)    Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the Internal Revenue Service (the “IRS”) to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.
(d)    There are no suits, claims, proceedings, actions, governmental audits or investigations that are pending or, to the Knowledge of the Company, threatened, against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan (other than routine claims for benefits). No non‑exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or is reasonably expected to occur with respect to any Company Benefit Plan.

(e)    Neither the Company nor any ERISA Affiliate currently has, or has ever had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code. No material liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that could reasonably be expected to present a material risk to the Company or any ERISA Affiliate of incurring any such liability.
(f)    No Company Benefit Plan provides for post‑retirement or other post‑employment welfare benefits (other than health care continuation coverage as required by Section 4980B of the Code or similar state Law or coverage through the end of the calendar month in which a termination of employment occurs).
(g)    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or as a result of termination of employment or service) (i) entitle any current or former employee, director, independent contractor, consultant or leased employee of the Company or any Company Subsidiary to any payment of compensation or benefits; (ii) increase the amount of compensation or benefits due to any such individual; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; or (iv) result in the payment of any amount that could, individually or in combination with any other payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.
(h)    Each Company Benefit Plan, and any award thereunder, that is subject to Sections 409A or 457A of the Code is in compliance with all applicable requirements of Sections 409A and 457A of the Code.  Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any of their respective current or former employees, directors, independent contractors, consultants or leased employees for any Tax incurred by such individual, including under Sections 409A, 457A or 4999 of the Code, or any interest or penalty related thereto.
(i)    Each Company Benefit Plan that is maintained outside of the United States primarily in respect of any current or former employees, directors, independent contractors, consultants or leased employees of the Company or any Company Subsidiary who are located outside of the United States (i) has been maintained in material compliance with its terms and applicable Laws, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.
Section 4.11    Litigation.
(a)    There is no litigation, suit, action, arbitration or other proceeding pending as of the date of this Agreement or, to the Knowledge of the Company, threatened as of the date of this Agreement, against the Company, any Company Subsidiary or, to the Knowledge

of the Company, Ocwen or any Subsidiary of Ocwen or any of their respective properties, assets, directors, officers or employees that, individually or in the aggregate, has had a Company Material Adverse Effect, nor is there any Judgment outstanding against or investigation by any Governmental Entity pending as of the date of this Agreement or, to the Knowledge of the Company, threatened as of the date of this Agreement involving, the Company, any Company Subsidiary or, to the Knowledge of the Company, Ocwen or any Subsidiary of Ocwen or any of their respective properties, assets, directors, officers or employees that, individually or in the aggregate, has had a Company Material Adverse Effect.
(b)    Section 4.11(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of each litigation, suit, action, arbitration, other proceeding and Judgment that (i) resulted in any criminal sanctions to the Company or any of the Company Subsidiaries, (ii) within the last three years resulted in a Judgment requiring payments in excess of $500,000, in each case by or against the Company, any of the Company Subsidiaries or, in their capacity as such, any of their respective officers, directors or employees, or (iii) imposed any injunctive relief with respect to, or that has required the Company or any of the Company Subsidiaries to alter, its business practices.
Section 4.12    Compliance with Applicable Laws.
(a)    (i) Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, none of the Company, any Company Subsidiary or their respective Affiliates or (ii) to the Knowledge of the Company, except as would not reasonably be expected to have a Company Material Adverse Effect, no service provider acting on behalf of the foregoing, Ocwen or any Subsidiary of Ocwen, in each case, is or has during the past three (3) years until the date of this Agreement, been in conflict with, in default with respect to or in violation of any Law applicable to such Persons or by which any property or asset of such Persons is bound, nor has the Company or any Company Subsidiary received, any written notice from any Governmental Entity with respect to the Company or any Company Subsidiary that (A) alleges or relates to any material violation or noncompliance (or that any of such Persons is under investigation or the subject of an inquiry by any such Governmental Entity for such alleged material violation or noncompliance by such Persons) with any applicable Law or (B) would be reasonably likely to result in a material fine, assessment or cease and desist order, or the suspension, revocation or material limitation or restriction of any permit. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, to the extent reasonably related to the business, operations or activities of the Company or any Company Subsidiary, Ocwen or any Subsidiary of Ocwen, in each case, has, during the past three (3) years until the date of this Agreement, entered into any agreement or settlement with any Governmental Entity with respect to its noncompliance with, or violation of, any applicable Law.
(b)    Each of the Company and the Company Subsidiaries has all permits required to own, lease and operate their properties and conduct their businesses in all material respects as currently conducted (“Company Permits”), and there has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements, default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Company Permit, except as has not had, individually or in the aggregate, a Company Material Adverse Effect.
(c)    Since January 1, 2012, (i) none of the Company, any Company Subsidiary or any officer, director, or, to the Knowledge of the Company, employee of the Company or Company Subsidiary or any of their respective agents or representatives (A) has directly or indirectly offered, promised or made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment in respect of the Company or any of its Subsidiaries to any Person, private or public, regardless of what form, (B) is or has otherwise been in violation of any applicable anti-bribery, anti-corruption or similar Laws, including the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S. Code Section 78dd-1, et seq.) and the UK Bribery Act 2010 except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole or (C) has received any notice from, or voluntarily provided any notice to, a Governmental Entity with respect to or otherwise affecting the Company or its Subsidiaries that alleges any of the foregoing; and (ii) the Company and each Company Subsidiary has complied and is in compliance in all material respects with applicable provisions of the U.S. export, anti-boycott, and sanctions laws, and regulations implemented thereunder.
Section 4.13    Environmental Matters.
(a)    The Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws, and to the Knowledge of the Company, none of the Company or any Company Subsidiary has received any written communication from a Governmental Entity that alleges that the Company or any Company Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law, except for such noncompliance, violation or liability as, individually or in the aggregate, have not had a Company Material Adverse Effect.
(b)    The Company and the Company Subsidiaries have obtained and are in compliance with all Permits issued pursuant to any applicable Environmental Law applicable to the Company, the Company Subsidiaries and the Company Properties and all such Permits are valid and in good standing, in each case, except as, individually or in the aggregate, have not had a Company Material Adverse Effect; and no such material Permit will be subject to any material modification or revocation as a result of the transactions contemplated by this Agreement.
(c)    There are no material Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries.
(d)    To the Knowledge of the Company, there have been no Releases of any Hazardous Substance at any Company Properties that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any Person whose liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has retained or assumed, either contractually or by operation of Law other than such matters as, individually or in the aggregate, have not had a Company Material Adverse Effect.
(e)    To the Knowledge of the Company, none of the Company or any of the Company Subsidiaries has entered into any agreement relating to the sale of any subsidiary, business unit or property, pursuant to which the Company or any Company Subsidiary has retained or assumed any liabilities or obligations pursuant to Environmental Law, that would reasonably be expected to subject the Company or any of the Company Subsidiaries to an Environmental Claim, except as, individually or in the aggregate, has not had a Company Material Adverse Effect.
(f)    As used herein:
(i)    “Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Substance at any location; or (B) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.
(ii)    “Environmental Laws” means all federal, state, local and foreign Laws concerning pollution or protection of the environment, including all those relating to the treatment, storage, disposal, Release, threatened Release, control or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.
(iii)    “Hazardous Substance” means any substance whether solid, liquid or gaseous in nature (A) the presence of which requires notification, investigation, or remediation under any applicable Environmental Law; (B) which is defined as “toxic”, a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any applicable Environmental Law; (C) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Entity with jurisdiction over the substance in the relevant location; (D) which contains gasoline, diesel fuel or other petroleum hydrocarbons; or (E) which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation.
(iv)    “Release” means any actual release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).
Section 4.14    Contracts.

(a)    As of the date of this Agreement, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.
(b)    Except for Filed Company SEC Documents (including, solely for this purpose, any exhibits or schedules incorporated by reference therein) (other than in the case of Section 4.14(b)(i) below), Section 4.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent prior to the date of this Agreement true and complete copies, of:
(i)    each Contract to which the Company or any of the Company Subsidiaries is a party that restricts in any material respect the ability of the Company or any Company Subsidiaries to compete in any line of business, product, service or geographic area;
(ii)    each Contract (A) pursuant to which any material amount of Indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred by its terms, other than any such agreement solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries (B) that grants a Lien, other than a Permitted Lien, on any material property or assets of the Company or any Company Subsidiary, (C) that restricts the granting of Liens on any material property or asset of the Company or any Company Subsidiary or the incurrence or guaranteeing of any Indebtedness, (D) that provides for or relates to any interest, currency or hedging, derivatives or similar arrangements or (E) that restricts payment of dividends or any distributions in respect of the equity interests of the Company or any Company Subsidiary;
(iii)    each partnership, limited liability company, joint venture or similar Contract to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Company Subsidiaries or securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business;
(iv)    each Contract between the Company or any Company Subsidiary, on the one hand, and, on the other hand, any (A) executive, officer or director of either the Company or any of the Company Subsidiaries or any person that has served as such an executive, officer or director within the last five (5) years or any of such officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the Company Shares outstanding as of the date of this Agreement or (C) to the Knowledge of the Company, any affiliate of any such officer, director or owner (other than the Company or any of the Company Subsidiaries), in each case, other than those Contracts filed as exhibits to any Filed Company SEC Documents;

(v)    each Contract (or group of related Contracts) relating to the disposition or acquisition by the Company or any of the Company Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement or that was entered into on or after January 1, 2012, of any business or any assets for consideration of at least $2 million;
(vi)    any Contract (or group of related Contracts) (A) for the use or licensing of material Intellectual Property Rights granted by the Company or any Company Subsidiary to any Person and/or (B) for the use of licensing of material Intellectual Property Rights granted by any Person to the Company or any Company Subsidiary;
(vii)    each material hedge, collar, option, forward purchasing, swap, derivative, or similar Contract, in each case, other than any such Contract entered into in the ordinary course of business;
(viii)    each Contract (or group of related Contracts) containing any “standstill” provisions or provisions of similar effect to which the Company or any of the Company Subsidiaries is a party or of which the Company or any of the Company Subsidiaries is a beneficiary;
(ix)    each contract relating to a Company Affiliate Transaction; and
(x)    each Contract (or group of related Contracts) to which the Company or any Company Subsidiary is a party that involved aggregate payments during calendar year 2014 or could reasonably be expected to involve aggregate payments during any subsequent twelve-month period of at least $1 million; provided that the following Contracts shall not be required to be listed on Section 4.14(b) of the Company Disclosure Letter, shall not be required to made available to Parent pursuant to this Section 4.14(b), and shall not be deemed a “Material Contract” for any purposes hereunder (whether or not a Filed Company Contract): (1) any Company Benefit Plan and (2) any Contract between the Company, on the one hand, and one or more wholly owned Company Subsidiaries, on the other hand, or between one or more Company Subsidiaries (any such Contract in clauses (1) and (2), an “Excluded Contract”).

Each Contract described in this Section 4.14(b) and each Filed Company Contract, in each case, other than any Excluded Contract (but including, for all purposes, any Contract entered into after the date of this Agreement that would have been required to have been listed in this Section 4.14(b) as a Material Contract if such Contract existed on the date of this Agreement), is referred to herein as a “Material Contract.”
(c)    Except for matters which, individually or in the aggregate, have not had a Company Material Adverse Effect, (i) each Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Material Contract is in full force and effect, and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach, subject to a target amortization event, subject to a facility early amortization event or in default (or has received any notice alleging any such breach, event or default) under any Material Contract and, to the Knowledge of the Company, no other party to any Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder and no event of default, facility early amortization event or target amortization event (if applicable) has occurred and is continuing thereunder.
Section 4.15    Properties.
(a)    None of the Company or any Company Subsidiary owns any real property.
(b)    Section 4.15(b) of the Company Disclosure Letter contains, as of the date of this Agreement, a true and complete list of the names of the fee owners, landlords, tenants, subtenants and sub-subtenants, as applicable, of all real property which is leased, subleased, sub-subleased, or licensed to, or otherwise occupied by, the Company and its Subsidiaries, as applicable (collectively, including the Improvements thereon, the “Leased Real Property”), and sets forth a description of any and all leases, subleases, sub-subleases, licenses and purchase options to which the Company or any Company Subsidiary is a party with respect thereto (collectively, the “Real Estate Leases”). True and complete copies of all Real Estate Leases (including all modifications, amendments, supplements, waivers and side letters thereto) have been made available to Parent.
(c)    To the Knowledge of the Company, there are no facts or conditions affecting any of the buildings, structures, fixtures and improvements (the “Improvements”) located on the Leased Real Property that, in the aggregate, would reasonably be expected to materially interfere with the Company and/or its Subsidiaries current use, occupancy or operation of the Leased Real Property taken as a whole.
(d)    Each Real Estate Lease (i) is in full force and effect and constitutes the valid and legally binding obligation of the Company or the applicable Company Subsidiary which is a party thereto, as applicable, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) has not been amended or modified in any material respect except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Parent and (iii) except with respect to any Permitted Liens granted under the terms of any of the Real Estate Leases, has not been assigned in any manner by the Company or any of the applicable Company Subsidiaries.
(e)    Neither the Company nor any of the Company Subsidiaries has received a notice of default under any Real Estate Lease during the last six (6) months which remains uncured.

Section 4.16    Intellectual Property.
(a)    Section 4.16(a) of the Company Disclosure Letter sets forth a complete and correct (in all material respects) list, as of the date of this Agreement, of all subsisting registrations and applications for registration of Intellectual Property Rights owned by the Company and the Company Subsidiaries (“Registered Intellectual Property Rights”).
(b)    Except, in each case, in respects that, individually or in the aggregate, have not had a Company Material Adverse Effect, the Company or a Company Subsidiary owns of record, beneficially owns and/or is licensed or otherwise has the right to use all Intellectual Property Rights necessary to conduct, or material to, any material business of the Company; provided, however, that the foregoing representation and warranty shall not apply to infringement, misappropriation, or unauthorized use of third-party Intellectual Property Rights. The Company or a Company Subsidiary, as disclosed in Section 4.16(a) of the Company Disclosure Letter, is the owner of all other Registered Intellectual Property Rights, in each case free and clear of all Liens other than Permitted Liens. The Registered Intellectual Property Rights are subsisting and, to the Company’s Knowledge, valid and in full force and effect, except, in each case, in respects that, individually or in the aggregate, have not had a Company Material Adverse Effect.
(c)    To the Knowledge of the Company, as of the date of this Agreement, the operation of the business of the Company and the Company Subsidiaries as presently conducted does not infringe, misappropriate or make unauthorized use of, in any material respect, any Intellectual Property Rights of third parties, and there is no material suit, action or other proceeding pending or threatened in writing that alleges that the use of Intellectual Property Rights by the Company and the Company Subsidiaries infringes, misappropriates or constitutes the unauthorized use of any Intellectual Property Rights of third parties.
(d)    To the Knowledge of the Company, as of the date of this Agreement, the Registered Intellectual Property Rights are not being infringed in any material respect by any Person, and there are no material suits, actions or other proceedings pending, for which notice has been provided to the Company or any Company Subsidiary, or threatened in writing, challenging the Company’s or any Company Subsidiary’s ownership of or right to use, or the validity or enforceability or patentability of, any material Intellectual Property Rights.
(e)    The Company and the Company Subsidiaries take commercially reasonable measures to protect and preserve the confidentiality of all trade secrets and other material confidential information that are owned by the Company or any Company Subsidiaries. The Company and each Company Subsidiary has a policy to secure valid written assignments or other written confirmations from all consultants, contractors and employees who contribute or have contributed to the creation or development of any material Intellectual Property Right owned or purported to be owned by the Company or any Company Subsidiary of all the rights to such contributions that the Company or any Company Subsidiary does not already own by operation of Law.
Section 4.17    Labor Matters.

(a)    None of the employees of the Company or any Company Subsidiary is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted or are now being conducted. None the Company or any Company Subsidiary is a party to any collective bargaining agreement, labor union contract, trade union agreement or foreign works council contract. None of the Company or any Company Subsidiary has entered into any agreement, arrangement or understanding, whether written or oral, with any union, trade union, works council or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Merger or other transactions contemplated by this Agreement, require advance notification with respect to the Merger or any of the other transactions contemplated by this Agreement, or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them).
Section 4.18    Insurance. Each insurance policy of the Company or any Company Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither the Company nor any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy, except in respects that, individually or in the aggregate, have not had a Company Material Adverse Effect. There is no material claim by the Company or any of the Company Subsidiaries pending as of the date of this Agreement under any such policies that has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business.
Section 4.19    Affiliated Transactions.
(a)    As of the date of this Agreement, no Related Person is a party to any Contract with or binding upon the Company or its Subsidiaries (other than employment agreements and Filed Company Contracts which have been filed prior to the date of this Agreement) or any of their respective properties or assets or has any material interest in any property used by the Company or the Company Subsidiaries or has engaged in any transaction, or series of similar transactions, agreements, arrangements or understanding (nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings) with any of the foregoing since January 1, 2012, except, in the case of the Persons described in clause (i) of Section 4.19(c), as would not be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (each of the foregoing, but without giving effect to the exclusion for Filed Company Contracts, a “Company Affiliate Transaction”).
(b)    Section 4.19(b) of the Company Disclosure Letter lists each Contract (other than a Filed Company Contract which has been filed prior to the date of this Agreement) that is in effect as of the date of this Agreement between or among the Company or any Company Subsidiary, on the one hand, and any Related Person, on the other hand, (i) pursuant to which the Company or any of its Affiliates has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) to a Related Person or (ii) otherwise provides for any material payments to be received by a Related Person.

(c)    A “Related Person” shall mean (i) each present or former director, officer, shareholder, partner, member or employee of the Company or any Affiliate of the Company and (ii) each of Ocwen and Altisource and their respective Representatives.
Section 4.20    Servicer Capacity. None of the Company or any Company Subsidiary is party to any Contract pursuant to which the Company or any Company Subsidiary has any obligations to any Person to service any residential mortgage loans. None of the Company or any Company Subsidiary is party to any Contract in the capacity of a “master servicer” of residential mortgage loans (or any similar capacity).
Section 4.21    Termination Events. From January 1, 2014 until the date of this Agreement, none of the Company or any Company Subsidiary has (i) waived or otherwise prejudiced any rights in respect of any “Termination Event” under the Master Servicing Rights Purchase Agreement or under any Sale Supplement executed in connection the Master Servicing Rights Purchase Agreement or (ii) has waived or otherwise prejudiced any material rights or remedies under or in connection with any Material Contract.
Section 4.22    Investment Company Act of 1940. None of the Company or any Company Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
Section 4.23    Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than CitiGroup Global Markets Inc. (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Section 4.23 of the Company Disclosure Letter sets forth, as of the date of this Agreement, the Company’s good faith estimate of the out-of-pocket fees and expenses it will incur to its financial, legal and other advisors in connection with this Agreement and the transactions contemplated hereby.
Section 4.24    Opinion of Financial Advisor. The Company Board has received the oral opinion of the Company Financial Advisor, to be confirmed in writing (with a copy provided to Parent, for informational purposes only, promptly upon receipt by the Company), to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of Company Shares.
Section 4.25    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or in any certificate delivered by Company to Parent and Merger Sub (and notwithstanding the delivery or disclosure to Parent or its Representatives of any documentation, projections or other information), each of Parent and Merger Sub acknowledges that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE V
Covenants Relating to Conduct of Business
Section 5.01    Conduct of Business by the Company. Except for matters (i) as expressly set forth in Section 5.01 of the Company Disclosure Letter, (ii) expressly required by this Agreement or (iii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, (x) conduct the business of the Company and each Company Subsidiary in the ordinary course of business (including using commercially reasonable efforts to preserve material rights and remedies against counterparties under or in connection with the Material Contracts (including, for the avoidance of doubt, sending customary reservation of rights letters to the applicable counterparties to preserve such material rights and remedies)) and (y) use reasonable best efforts to preserve intact its business organization and use its commercially reasonable efforts to keep available the services of its current officers and employees, maintain existing relations and goodwill with customers, suppliers, creditors, lessors, Governmental Entities and other Persons having business relationships with the Company or any Company Subsidiary. In addition, and without limiting the generality of the foregoing, except (i) as expressly set forth in Section 5.01 of the Company Disclosure Letter, (ii) expressly required by this Agreement or (iii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:
(a)    (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its share capital (other than the monthly dividend of $0.18 per Company Share for each of the months of January, February and March of 2015 that was declared by the Company Board prior to the date of this Agreement), other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent; (ii) split, combine, subdivide, exchange, recapitalize or reclassify any of its share capital, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for share capital or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its share capital, other equity interests or voting securities, other than as permitted by Section 5.01(b); or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any share capital or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for share capital or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such share capital, securities or interests, except for acquisitions, or deemed acquisitions, of Company Shares or other equity securities of the Company in connection with (A) the payment of the exercise price of Company Share Options with Company Shares (including in connection with “net exercises”); and (B) required tax withholding in connection with the exercise of Company Share Options;
(b)    issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens imposed by applicable securities Laws) (i) share capital of the

Company or any Company Subsidiary (other than the issuance of Company Shares upon the exercise of Company Share Options in each case outstanding at the close of business on the Business Day immediately prior to the date of this Agreement and in accordance with their terms in effect at such time); (ii) any other equity interests or voting securities of the Company or any Company Subsidiary; (iii) any securities convertible into or exchangeable or exercisable for share capital or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (iv) any warrants, calls, options or other rights to acquire any share capital or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (v) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Company share capital or share capital of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any capital stock of the Company or any Company Subsidiary; or (vi) any Company Voting Debt;
(c)    (i) except as expressly required by the Cayman Companies Law, amend the Company Memorandum or the Company Articles (and the Company shall procure, so far as it is able, that the Company Memorandum and the Company Articles are not amended); or (ii) amend in any material respect the charter or organizational documents of any Company Subsidiary;
(d)    (i) increase the compensation or benefits (including equity and equity-based awards) payable or to become payable to any current or former employees, directors, independent contractors, consultants or leased employees of the Company or any Company Subsidiary, (ii) grant any increase in severance or termination pay to any such individual, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation (including equity and equity-based awards) to any such individual, (iv) enter into any employment, offer letter, consulting, severance, retention, termination, pension, retirement or similar agreement with any such individual or any prospective employee, director, independent contractor, consultant or leased employee, (v) establish, adopt, enter into, amend or terminate any Company Benefit Plan (or any arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement), (vi) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any current or former employees, directors, independent contractors, consultants or leased employees of the Company or any Company Subsidiary, (vii) terminate the employment of any employee of the Company or any Company Subsidiary, other than for cause in the ordinary course of business, or (viii) hire any officer, employee or individual independent contractor having total annual compensation in excess of $100,000, in each case, other than as required by the terms of any Company Benefit Plan as in effect on the date of this Agreement;
(e)    make or adopt any change in its accounting methods, principles, policies or practices or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except insofar as may have been required by a change in GAAP or Law (after the date of this Agreement);
(f)    directly or indirectly acquire (whether by merger, consolidation, or acquisition of stock or assets or otherwise) or agree to acquire in any transaction (i) any interest in or material business of any Person or division thereof or any properties or assets thereof with an aggregate value or purchase price in excess of $10 million in any transaction or series of related transactions or $25 million in the aggregate or (ii) any mortgage servicing rights or rights in respect of mortgage servicing rights, except in each case (x) acquisitions pursuant to Contracts in effect on the date of this Agreement and true, correct and complete copies of which have been made available to Parent prior to the date of this Agreement or have been filed as exhibits to, or incorporated by reference in, any Filed Company SEC Documents; or (y) acquisitions with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;
(g)    sell, assign, lease (as lessor), license, mortgage, sell and leaseback or otherwise transfer or subject to any Lien (other than, except with respect to capital stock or voting securities of, or equity interests in, any Company Subsidiary, Permitted Liens), or otherwise dispose of any portion of its rights, properties or assets or any material interests therein with an aggregate value or purchase price in excess of $25 million in any transaction or series of related transactions or $50 million in the aggregate, other than (i) pursuant to Contracts in effect on the date of this Agreement and true, correct and complete copies of which have been made available to Parent prior to the date of this Agreement or have been filed as exhibits to, or incorporated by reference in, any Filed Company SEC Documents; or (ii) with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;
(h)    incur, assume, guarantee, or otherwise become liable for any additional Indebtedness, except for (i) Indebtedness to fund the purchase of servicer advance receivables under the Company’s and the Company Subsidiaries’ existing servicer advance financing facilities (and for which true, correct and complete copies of which have been made available to Parent prior to the date of this Agreement or have been filed as exhibits to, or incorporated by reference in, any Filed Company SEC Documents), in an aggregate amount not in excess of the amount permitted to be borrowed thereunder without violating any “Collateral Test”; (ii) Indebtedness to fund the Company’s purchase of notes issued under the Company’s and the Company Subsidiaries’ servicer advance financing facilities that are held by the Company and the Company Subsidiaries (and for which true, correct and complete copies of the related Indebtedness documents have been made available to Parent prior to the date of this Agreement or have been filed as exhibits to, or incorporated by reference in, any Filed Company SEC Documents); or (iii) Indebtedness between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;
(i)    make, or agree or commit to make, any capital expenditure except for capital expenditures not in excess of $100,000 in the aggregate;
(j)    enter into any Collective Bargaining Agreement or any Contract with any labor organization, trade union, labor association, or other employee representative;
(k)    renew or replace insurance policies or fail to use reasonable best efforts to maintain such existing insurance policies;

(l)    enter into or amend any material Contract to the extent consummation of the Merger or compliance by the Company or any Company Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation, any obligation to make an offer to purchase or redeem any material amount of Indebtedness or share capital or any loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the material properties or assets of the Company or any Company Subsidiary under, or require Parent, the Company or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, require any consent as a result of, or give rise to any material increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such material Contract or amendment;
(m)    assign, transfer, lease, amend, cancel, terminate, fail to renew or fail to extend or allow to lapse any material Company Permits;
(n)    settle or compromise any litigation, arbitration, or other proceeding (including any investigation or inquiry), or release, dismiss or otherwise dispose of any claim, liability or obligation, other than settlements or compromises of litigation, arbitration or other proceedings or releases, dismissals or dispositions of claims, liabilities or obligations that are not part of or related to any Transaction Litigation and involve the payment of monetary damages in an amount not in excess of $5 million in the aggregate by the Company or any Company Subsidiary and do not involve any injunctive or other non-monetary relief or impose restrictions on the respective assets, business or operations of the Company or any of the Company Subsidiaries;
(o)    abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Intellectual Property Rights owned by or exclusively licensed to the Company or any Company Subsidiary, other than in the ordinary course of business;
(p)    (i) amend, waive or otherwise prejudice any material rights or remedies under, assign or terminate any Contract related to a Company Affiliate Transaction or enter into a Contract that would be required to be listed on the Company Disclosure Letter pursuant to Section 4.14(b)(ix) as a Company Affiliate Transaction if entered into prior to the date of this Agreement or (ii) except for non-renewals in the ordinary course of business, amend, waive or otherwise prejudice any material rights or remedies under, assign or terminate any Material Contract (other than the Contracts set forth in clause (i)) or enter into a Contract that would be a Material Contract if entered into prior to the date of this Agreement;
(q)    (i) change any material method of Tax accounting; (ii) make, change or revoke any material election with respect to Taxes; (iii) except as required by Law, file any material amended Tax Return; (iv) settle or compromise any material Tax liability; (v) enter into any closing agreement with respect to any material Tax; (vi) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Taxes (except for an extension or waiver not exceeding one (1) year in connection with an audit or examination with respect to Taxes being conducted by the Company or any Company Subsidiary in good faith); or (vii) surrender any right to claim a material Tax refund;
(r)    make any loans, advances or capital contributions to, or investments in, any Persons (other than any wholly-owned Subsidiary) in excess of $100,000 individually or $500,000 in the aggregate;
(s)    (i) except in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 8.01(d), adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization of the Company or any Company Subsidiary (other than the Merger) (and the Company shall procure, so far as it is able, that no such action is taken) or (ii) institute any proceeding seeking to adjudicate the Company or any Company Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of the Company’s or any Company Subsidiary’s debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for the Company or any Company Subsidiary;
(t)    enter into any new line of business outside of its existing business;
(u)    waive or otherwise prejudice any rights or remedies in respect of any “Termination Event” under the Master Servicing Rights Purchase Agreement or under any Sale Supplement;
(v)    instruct, direct or permit Ocwen or any of its Subsidiaries to transfer mortgage servicing rights in respect of any “Servicing Agreement” as defined in any Sale Supplement;
(w)    enter into any Contract pursuant to which the Company or any Company Subsidiary becomes obligated to service any residential mortgage loans;
(x)    extend the “Servicing Fee Reset Date” as defined in any Sale Supplement;
(y)    consent to (i) any request from Ocwen to resign under any Servicing Agreement referenced in any Sale Supplement or (ii) any amendment or modification of any Servicing Agreement referenced in any Sale Supplement that would reasonably be expected to adversely affect in any material respect the interests of the Company or any Company Subsidiary therein; or
(z)    agree, authorize or commit, in writing or otherwise, to take any of the foregoing actions.
Section 5.02    No Control. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the

Company, Parent and Merger Sub shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.03    No Solicitation by the Company; Company Board Recommendation.
(a)    The Company agrees that (i) it shall not, (ii) it shall cause the Company Subsidiaries and its and their respective directors, officers, employees not to, and (iii) it shall instruct, and shall use its reasonable best efforts to cause, its and the Company Subsidiaries’ accountants, consultants, legal counsel, financial advisors, agents and other representatives (collectively with the Company and the Company Subsidiaries’ respective directors, officers, employees, “Representatives” (for the avoidance of doubt, which definition may be applied to any other Person as if such Person were the Company)) not to, and shall not publicly announce any intention to, directly or indirectly: (A) solicit, initiate, knowingly encourage or knowingly facilitate any Alternative Proposal or any inquiry in respect thereof, (B) furnish information to or afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person or any Person’s representatives in connection with any Alternative Proposal or inquiry in respect thereof, (C) enter into, continue or maintain discussions or negotiations with any Person or any Person’s representatives with respect to any Alternative Proposal or inquiry in respect thereof, (D) otherwise cooperate with or assist or participate in or knowingly facilitate any discussions or negotiations regarding, or furnish or cause to be furnished to any Person or Group any information with respect to, or take any other action to knowingly facilitate any inquiry regarding, or the making of any proposal that constitutes, or could be reasonably expected to result in, an Alternative Proposal, (E) approve, agree to, accept, endorse or recommend any Alternative Proposal or otherwise make any Adverse Recommendation Change or resolve to do so, (F) submit to a vote of its shareholders any Alternative Proposal, or (G) enter into any merger agreement, acquisition agreement, letter of intent or agreement in principle or any other agreement providing for, or related to, any Alternative Proposal (except for Acceptable Confidentiality Agreements entered into in accordance with Section 5.03(b)). Without limiting the foregoing, it is agreed that in the event any Representative of the Company takes any action, which, if taken by the Company, would constitute a breach of this Section 5.03(a), then the Company shall be deemed to be in breach of this Section 5.03(a).
(b)    Notwithstanding anything to the contrary in Section 5.03(a), if the Company or any Company Subsidiary or any of its or their respective Representatives receives a bona fide unsolicited, written Alternative Proposal by any Person or Group at any time after the date of this Agreement, but prior to the Company Shareholders Meeting, and if the receipt of such Alternative Proposal did not result from a breach of this Section 5.03, the Company and its Representatives may, prior to (but not after) the Company Shareholders Meeting, take the actions set forth in subsections (i) and (ii) of this Section 5.03(b) if and to the extent prior to taking such actions, and only for so long as, the Company Board (or any committee thereof) has determined, in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel), that such Alternative Proposal constitutes or would reasonably be expected to result in a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, subject to the prior execution by such Person of (and the Company and/or Company Subsidiaries may enter into) an Acceptable Confidentiality Agreement (for the avoidance of doubt, irrespective of whether such

Person was previously party to a confidentiality agreement with the Company or any Company Subsidiary): (i) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person in response to such Alternative Proposal, and (ii) enter into discussions and negotiations with, such Person or Group with respect to such written Alternative Proposal.
(c)    Promptly (but in no event more than twenty-four (24) hours) following receipt by the Company or any of the Company Subsidiaries or its or their respective Representatives of any Alternative Proposal or any request for nonpublic information or any inquiry that could reasonably be expected to result in any Alternative Proposal, the Company shall advise Parent in writing of the receipt of such Alternative Proposal, request or inquiry, and the terms and conditions of such Alternative Proposal, request or inquiry (including, in each case, the identity of the Person or Group making any such Alternative Proposal, request or inquiry), and the Company shall as promptly as practicable provide to Parent (i) a copy of such Alternative Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Alternative Proposal, request or inquiry, if oral and, in either case, any other documents provided in connection therewith. The Company agrees that it shall promptly provide to Parent any non-public information concerning the Company or any Company Subsidiary that may be provided (pursuant to Section 5.03(b)) to any other Person or Group in connection with any Alternative Proposal that has not previously been provided to Parent. In addition, the Company shall provide Parent as promptly as practicable with notice setting forth all such information as is reasonably necessary to keep Parent informed on a current basis in all material respects of all communications regarding (including amendments or proposed amendments to) such Alternative Proposal, request or inquiry. None of the Company or any Company Subsidiary shall, after the date of this Agreement, enter into any agreement that would prohibit them from providing any of the foregoing information to Parent.
(d)    Notwithstanding anything herein to the contrary, at any time prior to the Company Shareholders Meeting, the Company Board may (i) (A) withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation, (B) fail to include, or publicly propose to fail to include, the Company Recommendation in the Proxy Statement, (C) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, an Alternative Proposal, (D) if a tender offer or exchange offer for share capital of the Company that constitutes an Alternative Proposal is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, provided that a customary “stop, look and listen” communication by the Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act shall not be prohibited), within ten (10) Business Days after commencement or (E) (1) following the public disclosure or public announcement of an Alternative Proposal (other than a tender offer or exchange offer as contemplated in clause (D)) and at the request in writing by Parent or (2) at any other time at the request in writing by Parent following the occurrence of any event or development as a result of which Parent reasonably determines such reaffirmation is appropriate, in each case, fail to reaffirm publicly the Company Recommendation within five (5) Business Days after Parent requests in writing that the Company Recommendation be reaffirmed publicly (provided that Parent shall be entitled to make such a written request only once for each Alternative Proposal and once for each increase in price or other material change in terms of such Alternative Proposal, and twice otherwise) (any of the foregoing being an “Adverse Recommendation Change”) or (ii) if the Company Board has determined in good faith, after consultation with outside legal counsel and its financial advisors, that a bona fide written Alternative Proposal received by the Company in compliance with this Section 5.03 and that has not been withdrawn is a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.03(d)) (a “Superior Proposal Determination”), terminate this Agreement pursuant to Section 8.01(d) to enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of this Agreement (a “Superior Proposal Agreement”), in each case with respect to the foregoing clauses (i) and (ii), if and only if, (x) the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to make an Adverse Recommendation Change or to take such action as contemplated in clause (ii) above would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, (y) the Company and its Subsidiaries have complied in all material respects with this Section 5.03 and (z) with respect to an Adverse Recommendation Change, the Company Board determines to make such Adverse Recommendation Change either (I) in response to an Intervening Event or (II) in connection with a Superior Proposal Determination and the Company’s related entry into a Superior Proposal Agreement pursuant to clause (ii) above; provided that the Company Board may not make an Adverse Recommendation Change or, in the case of entering into a Superior Proposal Agreement, terminate this Agreement pursuant to Section 8.01(d), unless:
(i)    the Company has complied in all material respects with this Section 5.03;
(ii)    the Company has provided prior written notice to Parent at least four (4) Business Days in advance (the “Notice Period”) of its intent to take such action, which notice shall advise Parent of the circumstances giving rise to the Intervening Event (if any) with respect to the Adverse Recommendation Change, and, in the case of a Superior Proposal, that the Company Board has received such Superior Proposal and made a Superior Proposal Determination with respect to such Superior Proposal and shall include a copy of such Superior Proposal, a copy of the proposed Superior Proposal Agreement with, and the identity of, the party making the Superior Proposal and all other material documents related to such Superior Proposal that were provided to the Company or its Representatives (including any financing commitments with respect to such Superior Proposal that were provided to the Company or its Representatives);
(iii)    during the Notice Period, the Company has and has caused its financial advisors and outside legal counsel to negotiate with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute (in the judgment of the

Company Board) a Superior Proposal or in case of an Intervening Event, the failure to make such Adverse Recommendation Change (in the judgment of the Company Board) would no longer be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; and
(iv)    after the completion of the Notice Period, the Company Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent during the Notice Period, if any, that, in the case of a Superior Proposal, after consultation with its outside legal counsel and financial advisors such Superior Proposal (in the judgment of the Company Board) remains a Superior Proposal or in cases of an Intervening Event, after consultation with its outside legal counsel, that the failure to make such Adverse Recommendation Change (in the judgment of the Company Board) would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.
If during the Notice Period any revisions are made to the Superior Proposal (other than immaterial revisions that do not relate to the financial terms, consideration or conditionality of the Superior Proposal), the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section 5.03(d) with respect to such new written notice; provided, however, that for purposes of this sentence, references to the four (4) Business Day period above shall be deemed to be references to a two (2) Business Day period (and the notice period shall be extended accordingly and in no event shall be shortened).
(e)    The Company and its Subsidiaries shall, and the Company shall direct its and their respective Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to result in, an Alternative Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than Parent) that has, within the one (1) year period prior to the date of this Agreement, made or indicated an intention to make an Alternative Proposal and (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall enforce any such provisions, provided that amendments to such provisions to allow private proposals to the Company Board that would not reasonably be expected to require the Company to make a public announcement in respect thereof are permitted to the extent that failure to do so would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law (after consultation with outside legal counsel).
(f)    Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any disclosure to the Company’s shareholders if the Company Board (after consultation with outside legal counsel) concludes that its failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided that any Adverse Recommendation Change may only be made in accordance with Section 5.03(d). For the avoidance of doubt, a factually accurate public statement that describes the

Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto (including reaffirmation of the Company Recommendation) shall not be deemed an Adverse Recommendation Change.
(g)    For purposes of this Agreement:
(i)    “Alternative Proposal” means any proposal or offer (whether or not in writing), with respect to, whether in a single transaction or series of related transactions, any (A) merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; (B) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, asset sale, recapitalization, dividend or other distribution, sale of share capital of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing twenty percent (20%) or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole; (C) issuance, sale or other disposition, directly or indirectly, by the Company to any Person (or the shareholders of any Person) or Group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing twenty percent (20%) or more of the voting power of the Company; (D) transaction in which any Person or Group (or the shareholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, twenty percent (20%) or more of the Company Shares or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing twenty percent (20%) or more of the voting power of the Company (provided, that such Person or Group in this clause (D) (1) acquired such Company Shares or securities following a proposal or offer made to the Company as contemplated by clauses (A), (B), (C) or (E) of this Section 5.03(g)(i) or (2) subsequent to such acquisition, makes a proposal or offer to the Company as contemplated by clauses (A), (B), (C) or (E) of this Section 5.03(g)(i)); or (E) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement).
(ii)    “Intervening Event” means any fact, circumstance, occurrence, effect, change, event or development that is material to the Company that was not known to the Company Board prior to the execution of this Agreement (or if known, the material consequences of which were not known to the Company Board as of the date of this Agreement), which fact, circumstance, occurrence, effect, change, event or development, or any material consequence thereof, becomes known to the Company Board prior to the receipt of the Company Shareholder Approval; provided, that in no event shall the receipt, existence or terms of an Alternative Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

(iii)    “Superior Proposal” means any bona fide written proposal or offer made by a Person or Group pursuant to which such third Person (or, in a parent-to-parent merger involving such Person, the shareholders of such Person) or Group would acquire, directly or indirectly, more than fifty percent (50%) of the Company Shares or substantially all of the assets of the Company and the Company Subsidiaries, taken as a whole; (A) on terms which the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor) to be more favorable from a financial point of view to the holders of Company Shares than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including the likelihood and timing of consummation thereof and any changes proposed by Parent to the terms of this Agreement); and (B) that is reasonably likely to be completed, taking into account all financing, regulatory, legal and other aspects of such proposal.
(iv)    “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms no less favorable in the aggregate to the Company than the terms set forth in the Confidentiality Agreement (it being understood that such confidentiality agreement shall include a “standstill” provision but may permit private proposals to the Company Board that would not reasonably be expected to require the Company to make a public announcement in respect thereof); provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 5.03.
ARTICLE VI
Additional Agreements
Section 6.01    Preparation of the Proxy Statement; Company Shareholders Meeting.
(a)    As promptly as reasonably practicable following the date of this Agreement (but in no event later than fifteen (15) Business Days after the date of this Agreement or, if the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 has not been filed by such date, no later than three (3) Business Days after the filing of such Form 10-K, and in no event later than twenty (20) Business Days after the date of this Agreement), the Company shall, in consultation with Parent, prepare and cause to be filed with the SEC a proxy statement to be sent to the Company’s shareholders relating to the Company Shareholders Meeting (together with any amendments or supplements thereto and the letter to shareholders, notice of meeting, and form of proxy and any other document incorporated or related therein, the “Proxy Statement”). Parent shall furnish all information concerning Parent and its Affiliates to the Company as is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement or as otherwise requested by the SEC or required by Law, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by the Company to be included therein that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement or as otherwise requested by the SEC or required by Law. The Company shall promptly notify Parent upon the receipt of any written or oral comments from the SEC or any written or oral request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement and to cause the SEC as promptly as practicable to clear the final Proxy Statement for mailing to its shareholders. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (A) shall provide Parent a reasonable opportunity to review and comment on the Proxy Statement or response (including the proposed filed version of the Proxy Statement or response) and (B) shall include in such filing of the Proxy Statement or response all comments reasonably proposed by Parent.
(b)    If prior to the Effective Time any change occurs with respect to information supplied by Parent expressly for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, and as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).
(c)    If prior to the Effective Time any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to any information in the Proxy Statement (other than the information contemplated by Section 6.01(b)), which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company shall as promptly as practicable file any necessary amendment or supplement to the Proxy Statement with the SEC and, as required by Law, disseminate the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).
(d)    The Company shall, as promptly as practicable after the SEC clears the Proxy Statement (but in any event within twenty-five (25) Business Days thereafter), duly call, give notice of, convene and hold the Company Shareholders Meeting (with the record date and meeting date to be selected after reasonable consultation with Parent) for the sole purpose of (i) seeking the Company Shareholder Approval; and (ii) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Company’s shareholders for a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger. The Company shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to the Company’s shareholders and to hold the Company Shareholders Meeting, as soon as practicable after the SEC clears the Proxy Statement and (ii) subject to Section 5.03(d), solicit the Company Shareholder Approval (and, for the avoidance of doubt, Parent and its Representatives shall have the right to solicit proxies in favor of the Company Shareholder Approval for such Company Shareholders Meeting called by the Company in the event that there is an Adverse Recommendation Change and in any other event with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed)). The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval (the “Company Recommendation”) and shall include such recommendation in the Proxy Statement, in each case, except to the extent that the Company Board shall have made an Adverse Recommendation Change in compliance with Section 5.03(d). The Company agrees that, unless this Agreement is terminated in accordance with its terms prior thereto, its obligations to hold the Company Shareholders Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal or by the making of any Adverse Recommendation Change by the Company Board. With the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), prior to the date for which the Company Shareholders Meeting is scheduled, the Company may (on not more than one (1) occasion) change, postpone or adjourn the date for which the Company Shareholders Meeting is scheduled, or change the record date for the Company Shareholders Meeting, provided, that the Company in good faith believes that such change, postponement or adjournment would reasonably be expected to increase the likelihood of obtaining the Company Shareholder Approval. If, on the date for which the Company Shareholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of votes to obtain the Company Shareholder Approval or to obtain a quorum for the Company Shareholders Meeting, Parent may cause the Company to, and the Company (with the prior written consent of Parent which shall not be unreasonably withheld, conditioned or delayed) may postpone or adjourn the Company Shareholders Meeting for a period not to exceed thirty (30) days, and in no event past the End Date, in order to seek to obtain the Company Shareholder Approval.
(e)    Promptly following the execution of this Agreement, the Company shall, in accordance with the Cayman Companies Law, take all actions reasonably necessary to postpone its annual general meeting of shareholders with a view to convening such meeting following the Closing Date.
Section 6.02    Access to Information; Confidentiality. Subject to applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the Representatives of Parent reasonable access, upon reasonable advance notice, during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, personnel (including in order to allow Parent to evaluate such personnel) and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws or commission actions, (b) copies of each “Determination Date Administrator Report” delivered in connection with HSART or HSART II and (c) all other information concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not unreasonably interfere in any material respect with the normal business operations of the Company or any Company Subsidiary); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure at Parent’s prior written request and provided, further, that the Company shall not be required to pay any fee, penalty or other consideration to any such third party to obtain their consent), (ii) result in the loss of any attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege), or (iii) violate any Law (provided that the Company shall use its reasonable best efforts to provide such access or make such disclosure in a manner that does not violate Law). If any material is withheld by the Company pursuant to the proviso to the preceding sentence, the Company shall inform Parent as to the general nature of what is being withheld. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of January 30, 2015, between Parent and the Company (the “Confidentiality Agreement”).
Section 6.03    Efforts to Consummate.
(a)    Subject to the terms and conditions herein provided, each of Parent and the Company shall use their respective reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as promptly as practicable after the date of this Agreement the transactions contemplated by this Agreement, including (i) preparing as promptly as practicable all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all Consents necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the “Governmental Approvals”), (ii) as promptly as practicable taking all steps as may be necessary to obtain all such Governmental Approvals, (iii) the obtaining of all other necessary Consents from third parties, and (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement; provided that (x) no party shall be required to pay (and the Company and its Subsidiaries shall not pay or agree to pay without the prior written consent of Parent) any fee, penalty or other consideration to any third party for any Consent required for the consummation of the transactions contemplated by this Agreement under any Contract and (y) the consent of Parent shall be required with respect to any amendment or modification to any Contract in connection with obtaining any such Consent that is adverse in any material respect to Parent or the Company or any Company Subsidiary. In furtherance and not in limitation of the foregoing, each party hereto agrees to (A) make an appropriate and complete filing, if required by Law, of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten (10) Business Days of the date of this Agreement, (B) make all other required filings pursuant to other Regulatory Laws with respect to the transactions contemplated hereby as reasonably promptly as practicable and (C) take or agree to take any actions reasonably necessary to consummate the transactions contemplated by this Agreement, including making divestitures of the Parent’s or the Company’s assets or businesses and agreeing to any other restrictions on the businesses of either Parent or the Company, subject to the limitations in Section 6.03(c) of this Agreement. Except with the prior written consent of the other party, each party hereto agrees not to enter into any agreement with the FTC or the DOJ that would reasonably be expected to delay the consummation of the transactions contemplated by this Agreement. Parent and the Company shall supply as reasonably promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other Regulatory Law and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law as promptly as practicable after the date of this Agreement.
(b)    Each of Parent and the Company shall, in connection with the actions referenced in Section 6.03(a) to obtain all Governmental Approvals for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Laws, (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”) or the United States Department of Justice (the “DOJ”) or any other U.S. or other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) consult with each other in advance of any meeting, conference, or material telephone call with the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other Governmental Entity or other person, give the other party and/or its counsel the opportunity to attend and participate in such meetings, conferences, and telephone calls; and (iv) permit the other party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Entity; provided that materials may be redacted to remove references concerning the valuation of the businesses of the Company and its Subsidiaries. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 6.03(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.
(c)    In furtherance and not in limitation of the covenants of the parties contained in Sections 6.03(a) and 6.03(b), Parent and the Company shall take any and all steps not prohibited by Law to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date, including defending through litigation on the merits any claim asserted in any court with respect to the transactions contemplated by this Agreement by the FTC, the DOJ or any other applicable Governmental Entity or any private party; and (ii) avoid or eliminate each and every impediment under any

Regulatory Law so as to enable the Closing to occur as promptly as practicable after the date of this Agreement (and in any event no later than the End Date); provided, however, that, notwithstanding anything else in this Agreement, in no event shall Parent be required to (and the Company shall not without Parent’s prior written consent) take or commit to any actions except as would not reasonably be expected to be materially adverse to Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole.
(d)    The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the commencement, or to the Knowledge of such party, the threatened commencement of any Transaction Litigation, (ii) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VII, and such written notice shall specify the condition which has failed or will fail to be satisfied, (iii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (iv) any written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, neither the delivery of any notice pursuant to this Section 6.03(d), nor any knowledge that a Party or its Affiliates may have acquired, nor could have acquired (in each case, whether before or after the date of this Agreement or the Closing Date), nor any investigation or diligence by a Party or its Affiliates, shall limit or otherwise affect the rights of any party or remedies available thereto.
Section 6.04    Share Options. Each Company Share Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) shall be cancelled as of the Effective Time and converted into the right of the holder to receive an amount in cash equal to the product of (A) the total number of Company Shares subject to such Company Share Option immediately prior to such cancellation and (B) the excess, if any, of the Merger Consideration over the exercise price per Company Share of such Company Share Option, less any required withholding Taxes (the “Option Cash Payment”), and as of the Effective Time each holder of such a Company Share Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment (it being understood that each Company Share Option that is outstanding and unexercised immediately prior to the Effective Time that has an exercise price equal to or greater than the Merger Consideration shall be cancelled as of the Effective Time without consideration therefor). The Option Cash Payment shall be made promptly (and in any event within five (5) Business Days) following the Closing. Prior to the Effective Time, the Company will take such actions, including obtaining written consents of the holders of Company Share Options and adopting such resolutions as may be required to effectuate the actions contemplated by this Section 6.04.
Section 6.05    Indemnification, Exculpation and Insurance.
(a)    Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms. From and after the Effective Time, each of Parent and the Surviving Company agrees that it will indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of the Company Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director or officer of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit or proceeding, (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Company within ten (10) Business Days of receipt by the Surviving Company from the Company Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the Cayman Companies Law or the Articles of Association or the Memorandum of Association of the Surviving Company, to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (y) the Surviving Company and such Company Indemnified Party shall cooperate with each other in the defense of any such matter.
(b)    In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company shall cause proper provision to be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 6.05.
(c)    For a period of six (6) years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries as of the Closing Date (true and correct copies of which that are in effect as of the date of this Agreement have been made available to Parent prior to the date of this Agreement) or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ insurance coverage currently maintained by the Company in either case, of not less than the coverage existing as of the Closing Date and having other terms substantially equivalent to the directors’ and officers’ liability insurance and fiduciary liability insurance coverage maintained by the Company as of the Closing Date with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 150% of the aggregate annual premium most recently paid by the Company prior to the Closing Date (which amount is set forth in Section 5.01(k) of the Company Disclosure Letter) (the “Maximum Amount”), and if the Surviving Company is unable to obtain the insurance required by this Section 6.05 it shall obtain as much comparable insurance as possible for the years within such six (6) year period for an aggregate annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date Parent may, at its option (following reasonable consultation with the Company), purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for a period of six (6) years from and after the Effective Time for the Company and its current and former directors and officers who are covered by the directors’ and officers’ and fiduciary liability insurance coverage maintained by the Company as of the Closing Date, such tail to provide coverage in an amount not less than such coverage and to have other terms substantially equivalent to the directors’ and officers’ liability insurance and fiduciary liability insurance coverage maintained by the Company as of the Closing Date with respect to claims arising from facts or events that occurred on or before the Effective Time; provided that in no event shall the cost of any such tail policy exceed the Maximum Amount. In the event the Company purchases such tail coverage, the Surviving Company shall cease to have any obligations under the first sentence of this Section 6.05(c). The Surviving Company shall maintain such policies in full force and effect during the period of insurance, and continue to honor its obligations thereunder.
(d)    The provisions of this Section 6.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to insurance indemnification or contribution that any such Person may have by contract or otherwise.
Section 6.06    Transaction Litigation; Other Matters.
(a)    The Company shall (a) give Parent the opportunity to participate in the defense and any settlement or compromise of any litigation, suit, action or other proceedings by any shareholder of the Company (on its own behalf or on behalf of the Company) against the Company, any Company Subsidiary and/or any of their respective officers or directors relating to the Merger and the other transactions contemplated by this Agreement (“Transaction Litigation”), (b) keep Parent reasonably informed regarding any Transaction Litigation and (c) reasonably consult with Parent regarding the defense and any settlement or compromise of any Transaction Litigation and reasonably consider Parent’s views with respect to any Transaction Litigation.
(b)    The Company shall (a) give prompt written notice to Parent of any material written communications (and shall deliver copies thereof) received from, or delivered to, any shareholders of the Company or any Related Person (in each case, other than any director, officer or employee of the Company or any Company Subsidiary) or the Company’s auditors or any Governmental Entity (subject to Sections 6.01 and 6.03) and (b) reasonably consult with Parent in connection with the foregoing.

Section 6.07    Section 16 Matters. Prior to the Effective Time, the Company and Merger Sub each shall take all such steps as may be required to cause any dispositions of Company Shares (including derivative securities with respect to Company Shares) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b3 promulgated under the Exchange Act.
Section 6.08    Public Announcements. Except with respect to any Adverse Recommendation Change or announcement made with respect to any Alternative Proposal or Superior Proposal in each case in compliance with the terms of this Agreement, or any dispute between the parties regarding this Agreement or the transactions contemplated hereby, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude, after consultation with legal counsel, is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (in which case the disclosing party shall consult with the other party in advance of such disclosure to the extent practicable under the circumstances). The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Nothing in this Section 6.08 shall limit the ability of any party hereto to make additional disclosures that are consistent in all but de minimis respects with the prior public disclosures regarding the transactions contemplated by this Agreement.
Section 6.09    Employment and Company Benefits. Except as provided in Section 6.09 of the Company Disclosure Letter:
(a)    For a period of one (1) year following the Closing Date (or if shorter, during the period of employment), Parent shall, or shall cause the Surviving Company to, provide each employee of the Company and any Company Subsidiary who is employed as of immediately prior to the Closing Date (each, a “Company Employee”), with (i) a base salary and annual target cash bonus opportunity that are at least equal to the base salary and annual target cash bonus opportunity provided to the Company Employee immediately prior to the Closing and (ii) employee benefits (excluding equity incentive opportunities) that are substantially similar in the aggregate to the employee benefits (excluding equity incentive opportunities) provided to the Company Employee immediately prior to the Closing.
(b)    Nothing in this Section 6.09 shall be treated as an amendment of, or undertaking to amend, any benefit plan.  The provisions of this Section 6.09 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.09, express or implied, shall confer upon any Company Employee, or legal representative or beneficiary thereof or any other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right in any employee or beneficiary of such employee or other Person under a Company Benefit Plan that such employee or beneficiary or other Person would not otherwise have under the terms of that Company Benefit Plan.
Section 6.10    Merger Sub; Parent Subsidiaries; Company Subsidiaries. Parent shall cause each of Merger Sub and any other applicable Subsidiary of Parent to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement.
Section 6.11    Financing Assistance. Prior to the Closing, the Company shall, and shall use reasonable best efforts to cause the Company Subsidiaries and its and their respective Representatives to, and shall request Ocwen and its Affiliates and their respective Representatives to, cooperate with Parent and its Affiliates and Representatives as reasonably necessary in connection with equity and/or debt financings prior to or concurrently with the Merger (“Financing”), in each case as may be reasonably requested by Parent, including:
(a)    assisting Parent and the Financing Sources in the preparation of customary rating agency presentations, road show presentations, offering memoranda, private placement memoranda, prospectuses and bank information memoranda (including the delivery of one or more customary representation letters and authorization letters necessary or desirable in connection with the applicable Financing, and, to the extent necessary, an additional bank information memorandum that does not include material non-public information), lender presentations or other marketing and syndication documents and materials customarily used in connection with the transactions contemplated by the applicable Financing;
(b)    use reasonable best efforts to cause the Company’s applicable Representatives to deliver customary comfort letters of independent accountants (including “negative assurance” comfort), legal opinions, surveys and title insurance as reasonably requested by Parent as necessary or desirable and customary in connection with the applicable Financing;
(c)    (i) furnishing Parent and the Financing Sources as promptly as practicable with (x) financial information and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or any Financing Source to consummate the Financing and (y) (A) all information, including financial statements (which shall be prepared in accordance with GAAP and Regulation S-X and shall be updated so as to be current through the Closing), pro forma financial statements and other financial information and business and other data (including all information required by Regulation S-X, including for the time periods required by Rule 3-05, and Regulation S-K under the Securities Act for a registered offering or in the case of a 144A transaction, as is customarily provided, with customary exceptions) and (B) all information and data that would be necessary for the Financing Sources to receive customary “comfort” letters from the independent accountants of the Company in connection with the Financing, including customary negative assurance, and which such quarterly financial statements shall have been the subject of SAS 100 review (all such information in this clause (i)(y), the “Required Information”); provided that, with respect to any pro forma financial statements or other information included in the Required Information, Parent shall determine in its sole discretion the categories and types of post-Closing or pro forma cost savings, synergies, capitalization and other post-Closing pro forma adjustments to be reflected in such pro forma financial statements or other information;
(d)    obtaining consents of accountants for use of their audit or review reports in any materials relating to the Financing, including in any prospectus, at the expense of Parent;
(e)    at least three (3) Business Days prior to the Closing Date, providing all documentation and other information about the Company and its Subsidiaries as is reasonably requested in writing by Parent which relates to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, as well as applicable regulations of the Office of Foreign Assets Control, the Foreign Corrupt Practices Act of 1977 and the Investment Company Act of 1940;
(f)    agreeing to enter into definitive agreements with respect to the Financing (“Financing Agreements”) and facilitating substantially concurrently with the Closing all organizational actions by the Company and its Subsidiaries as may be requested by Parent in order to permit the consummation of such Financing and to permit the proceeds thereof to be made available to Parent, its Subsidiaries and/or the Company and its Subsidiaries;
(g)    providing and executing customary closing documents as may be requested by Parent, including a certificate of the chief financial officer of the Company with respect to solvency matters; and
(h)    facilitating the pledging of collateral substantially concurrently with the Closing (including the delivery of original share certificates, together with share powers executed in blank, with respect to the Company and its Subsidiaries), including obtaining such documentation and/or taking such other steps (including lien searches, payoff letters, lien releases and instruments of termination or discharge) requested by Parent in order to release all Liens over the properties and assets of the Company and its Subsidiaries securing obligations under the Indebtedness of the Company and its Subsidiaries and taking reasonable actions necessary to permit any Financing Source to evaluate the Company’s and its Subsidiaries’ assets for the purpose of establishing collateral arrangements;
provided, in each case in clauses (a) through (h), that
(i)    nothing in this Section 6.11 shall unreasonably interfere with the ongoing business or operations of the Company and the Company Subsidiaries, taken as a whole;
(ii)    none of the Company or any of the Company Subsidiaries shall be required to execute and deliver any Financing Agreements or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing that are effective prior to the Effective Time (other than representation letters and authorization letters as contemplated by foregoing clause (a) or as necessary or reasonably desirable to effectuate a public equity offering prior to the Closing); and

(iii)    Parent shall indemnify, defend and hold harmless the Company and the Company Subsidiaries and their respective pre-Closing directors, officers, employees and representatives, from and against any liability or obligation to providers of the Financing and any other Person in connection with the Financing and any information provided in connection therewith (other than, in the case of the Company and the Company Subsidiaries, information furnished by or on behalf of the Company or any Company Subsidiary), and the foregoing obligation shall survive termination of this Agreement.
If this Agreement is terminated for any reason, Parent shall reimburse the Company and its Subsidiaries for all reasonable out-of-pocket costs incurred by the Company and its Subsidiaries in connection with this Section 6.11, other than the ordinary course audit or review of the Company’s financial statements. The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Financing; provided that the logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company and its Subsidiaries or the reputation or the goodwill of the Company and its Subsidiaries. Without limiting the foregoing, with respect to any outstanding Indebtedness of the Company or any of the Company Subsidiaries identified by Parent in writing at least fifteen (15) Business Days prior to the Closing Date to be repaid in connection with the consummation of the Merger, (i) the Company shall (or shall cause the Company Subsidiaries to) deliver all notices and take other actions required to facilitate the termination of commitments in respect of such Indebtedness, the repayment in full of all obligations in respect of such Indebtedness and the release of any Liens and guarantees in connection therewith on the Closing Date and (ii) no later than one (1) Business Day prior to the Closing Date, the Company shall (or shall cause the Company Subsidiaries to) furnish to Parent customary payoff letters with respect to such Indebtedness (each, a “Payoff Letter”) in substantially final form and in form and substance reasonably satisfactory to Parent from all financial institutions and other Persons to which such Indebtedness is owed (or the applicable agent, trustee or other representative on behalf of such Persons) which Payoff Letters shall (x) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other outstanding and unpaid obligations related to such Indebtedness as of the Closing Date (the “Payoff Amount”) and (y) state that all obligations (including guarantees) in respect thereof and Liens in connection therewith on the assets of the Company or any Company Subsidiary or otherwise on the Company’s business shall be, substantially concurrently with the receipt of the Payoff Amount on the Closing Date by the Persons holding such Indebtedness, released or arrangements reasonably satisfactory to Parent for such release shall have been made by such time, subject, as applicable, to the replacement (or cash collateralization or backstopping) of any then outstanding letters of credit or similar Indebtedness.
Section 6.12    Efforts to Obtain the Financing. Between the date hereof and the Closing, Parent shall:
(a)    use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the Financing in an amount that, together with cash on hand or otherwise available, will be sufficient to pay the Merger Consideration, effect the Refinancing and pay all fees and expenses of Parent associated therewith;

(b)    keep the Company informed on a reasonably current basis in reasonable detail of all material developments concerning the status of the Financing, including its efforts to arrange the Financing; and
(c)    for the avoidance of doubt, the receipt of Financing is not a condition to effect the Merger and the provisions of Section 6.11 and Section 6.12 shall not affect the representation made by Parent in Section 3.08.
Section 6.13    Takeover Statute; Rights Agreement. If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination” or other form of antitakeover statute or regulation shall or may become applicable to the transactions contemplated herein, the Company Board shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated herein may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or, if not possible to eliminate, minimize the effects of such statute or regulation on the transactions contemplated herein.
Section 6.14    Director Resignation. The Company shall use reasonable best efforts to obtain the resignation of all of the members of the Company Board who are in office immediately prior to the Effective Time (and to the extent requested by Parent, from any member of the board of directors (or any equivalent) of each Company Subsidiary), which resignations shall be effective at, and contingent upon the occurrence of, the Effective Time.
Section 6.15    NASDAQ Delisting. Each of the Company and Parent shall take such actions reasonably required to cause the Company Shares to be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.
Section 6.16    Refinancing.
(a)    During the period from the date of this Agreement until the Closing, Parent shall take such actions as necessary in connection with replacing, refinancing or refunding all existing Indebtedness for borrowed money of the Company or any of the Company Subsidiaries set forth on Section 4.03(a) of the Company Disclosure Letter (the “Refinancing”). The Company shall reasonably cooperate with Parent in connection with obtaining releases to any Liens in connection with the Refinancing. Parent shall be responsible for consummating any Refinancing at the Closing.
(b)    During the period from the date of this Agreement until the Closing, the Company shall use reasonable best efforts to, and shall use reasonable best efforts to cause its Representatives to, engage in discussions initiated by Parent to explore potential refinancings of Indebtedness, the incurrence of new Indebtedness and/or other potential financing strategies by the Company and the Company Subsidiaries, provided, that nothing in this Section 6.16(b) shall limit the rights of the Company pursuant to Section 5.01(h).
Section 6.17    Audit Opinion. If the Company receives a “going concern” qualification or a qualification of equivalent or greater severity from its auditors with respect to its then-most recent fiscal year (the “Going Concern Opinion”), the Company shall provide written notice to Parent within twenty-four (24) hours of its receipt of such audit report. Without limiting the foregoing or Section 6.06(b), the Company shall provide written notice to Parent within twenty-four (24) hours of becoming aware that a Going Concern Opinion is reasonably likely to be received by the Company.
ARTICLE VII
Conditions Precedent
Section 7.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
(a)    Shareholder Approval. The Company Shareholder Approval shall have been obtained.
(b)    Regulatory Approvals. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.
(c)    No Legal Restraints. No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order, decree or determination by any Governmental Entity (collectively, the “Legal Restraints”) shall be in effect, and no suit, action or other proceeding shall have been instituted by any Governmental Entity and remain pending which is reasonably likely to result in a Legal Restraint, in each case, that prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated hereby.
Section 7.02    Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Sections 3.01, 3.02(a) and 3.06) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had a Parent Material Adverse Effect and (ii) the representations and warranties of Parent and Merger Sub contained in Sections 3.01, 3.02(a) and 3.06 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)    Parent Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied.
Section 7.03    Conditions to Obligation of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Sections 4.01, 4.02, 4.03(a), 4.03(c) and 4.04(a), the first sentence of Section 4.08, Section 4.21 and the first sentence of Section 4.23) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.03(c), 4.04(a), 4.21 and the first sentence of Section 4.23 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) the representations and warranties of the Company contained in Section 4.03(a) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time, except for de minimis inaccuracies, and (iv) the representations and warranties of the Company contained in the first sentence of Section 4.08 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time.
(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)    No Company Material Adverse Effect. During the period from the date of this Agreement to the Closing Date, there shall not have occurred a Company Material Adverse Effect.
(d)    Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections 7.03(a), 7.03(b) and 7.03(c) have been satisfied.

ARTICLE VIII
Termination, Amendment and Waiver
Section 8.01    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:
(a)    by mutual written consent of the Company and Parent;
(b)    by either the Company or Parent:
(i)    if the Merger is not consummated on or before the End Date. The “End Date” shall mean the six (6) month anniversary of the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to Parent if Parent’s breach of any provision of this Agreement directly or indirectly causes the failure of the Closing to be consummated by the End Date;
(ii)    if the condition set forth in Section 7.01(c) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied with its obligations pursuant to Section 6.03;
(iii)    if the Company Shareholder Approval shall not have been obtained at a duly convened Company Shareholders Meeting or any adjournment or postponement thereof at which the vote was taken;
(c)    by the Company, if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, could not be satisfied; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) unless any such breach or failure to be true has not been cured within thirty (30) days after written notice by the Company to Parent informing Parent of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in breach of this Agreement in any material respect;
(d)    by the Company prior to receipt of the Company Shareholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 5.03(d), provided that the Company pays the Termination Fee prior to or simultaneously with such termination (it being understood that the Company shall be required to enter into such definitive written agreement simultaneously with such termination of this Agreement);
(e)    by Parent, if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the

Company has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, could not be satisfied; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) unless any such breach or failure to be true has not been cured within thirty (30) days after written notice by Parent to the Company informing the Company of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) if Parent is then in breach of this Agreement in any material respect;
(f)    by Parent prior to receipt of the Company Shareholder Approval, in the event that an Adverse Recommendation Change shall have occurred;
(g)    by Parent prior to the receipt of the Company Shareholder Approval, in the event that (i) the Company or its Representatives shall have breached in any material respect its obligations under Section 5.03 in a manner materially adverse to Parent, or (ii) the Company shall have breached in any material respect its obligations under Section 6.01(d) by failing to call, give notice of, convene or and/or hold the Company Shareholders Meeting in accordance with Section 6.01(d); or
(h)    by Parent, if the Company receives a Going Concern Opinion, provided, that in order to exercise its termination right pursuant to this Section 8.01(h), Parent must provide written notice of its exercise within five (5) calendar days of Parent’s receipt of the notice from the Company pursuant to the first sentence of Section 6.17.
Section 8.02    Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the final sentence of Section 6.02, the reimbursement and indemnification obligations of Parent pursuant to Section 6.05 and Section 6.11(h)(iii), this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination, provided, however, no such termination shall relieve any party from any liability or damages for any willful breach of this Agreement.
Section 8.03    Fees and Expenses. Except as specifically provided for herein, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.
(a)    The Company shall pay to Parent a fee of $45,400,000 (the “Termination Fee”) if:
(i)    the Company terminates this Agreement pursuant to Section 8.01(d) or Parent terminates this Agreement pursuant to Section 8.01(f) or Section 8.01(g);
(ii)    (A) an Alternative Proposal shall have been made to the Company prior to the termination of this Agreement or shall have been publicly disclosed or announced prior to the termination of this Agreement; (B) thereafter this Agreement is terminated pursuant to Section 8.01(b)(i), 8.01(b)(iii) or 8.01(e); and (C) within twelve (12) months of such termination, the Company enters into a definitive Contract to consummate an Alternative Proposal or an Alternative Proposal is consummated (in each case, whether or not such Alternative Proposal was the same Alternative Proposal referred to in clause (A)); provided, however, that for purposes of this Section 8.03(a)(ii), the references to twenty percent (20%) in the definition of “Alternative Proposal” shall be deemed to be references to fifty percent (50%).
Any Termination Fee due under this Section 8.03(a) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement pursuant to Section 8.01(f) or Section 8.01(g) or simultaneously with such termination, in the case of termination pursuant to Section 8.01(d) (and any purported termination pursuant to Section 8.01(d) shall be void and of no force and effect unless and until the Company shall have made such payment) and (y) in the case of clause (ii) above, prior to or substantially concurrently with the first to occur of the events referred to in clause (ii)(C) above.
In addition to the foregoing, in the event of termination of this Agreement pursuant to Section 8.01(b)(iii), then the Company shall promptly, but in no event later than three (3) Business Days after such termination, pay Parent (or one or more of its designees) the documented out-of-pocket expenses incurred by Parent and its Affiliates in connection with this Agreement and the Financing and the other transactions contemplated hereby and thereby up to a maximum amount of $7.0 million, by wire transfer of same-day funds, which amount shall be credited against any Termination Fee that may become payable to Parent pursuant to this Section 8.03(a).
(b)    The Company acknowledges and agrees that the agreements contained in Section 8.03(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amount due pursuant to Section 8.03(a), and, in order to obtain such payment, Parent commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing. In no event shall the Company be obligated to pay the Termination Fee on more than one (1) occasion.
(c)    Notwithstanding anything in this Section 8.03 to the contrary, in the event that counsel or independent accountants for Parent determine that there exists a material risk that any amounts due to Parent under Section 8.03(a) or (b) would be treated as Nonqualifying Income upon the payment of such amounts to Parent, the amount paid to Parent pursuant to Section 8.03(a) or (b) in any tax year shall not exceed the maximum amount that can be paid to Parent in such year without causing Parent to fail to meet the REIT Requirements for such year, determined as if the payment of such amount were Nonqualifying Income as determined by such counsel or independent accountants to Parent. If the amount payable for any tax year under the preceding sentence is less than the amount which the Company would otherwise be obligated to pay to Parent pursuant to Section 8.03(a) or (b) (the “Fee/Expense

Amount”), then: (1) the Company shall place the Fee/Expense Amount into an escrow account (the “Fee/Expense Escrow Account”) using an escrow agent and agreement reasonably acceptable to Parent and shall not release any portion thereof to Parent, and Parent shall not be entitled to any such amount, unless and until Parent delivers to the Company, at the sole option of Parent, (i) an opinion (a “Fee/Expense Amount Tax Opinion”) of Parent’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter (a “Fee/Expense Amount Accountant’s Letter”) from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements for any relevant taxable year, or (iii) a private letter ruling issued by the IRS to Parent indicating that the receipt of any Fee/Expense Amount hereunder will not cause Parent to fail to satisfy the REIT Requirements (a “REIT Qualification Ruling” and, collectively with a Fee/Expense Amount Tax Opinion and a Fee/Expense Amount Accountant’s Letter, a “Release Document”); and (2) pending the delivery of a Release Document by Parent to the Company, Parent shall have the right, but not the obligation, to borrow the Fee/Expense Amount from the Escrow Account pursuant to a loan agreement (a “Fee/Expense Loan Agreement”) reasonably acceptable to Parent that (i) requires the Company to lend Parent immediately available cash proceeds in an amount equal to the Fee/Expense Amount (a “Fee/Expense Loan”), and (ii) provides for (A) a commercially reasonable interest rate and commercially reasonable covenants, taking into account the credit standing and profile of Parent or any guarantor of Parent, including Parent, at the time of such Loan, and (B) a fifteen (15) year maturity with no periodic amortization.
Section 8.04    Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (i) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the Company’s shareholders without the further approval of such shareholders, and (ii) except as provided above, no amendment of this Agreement shall be submitted to be approved by the Company’s shareholders unless required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
Section 8.05    Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company shall require the approval of the Company’s shareholders unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
Section 8.06    Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.04 or an extension or waiver pursuant to Section 8.05 shall, in order to be effective, require, in the case of the Company, Parent or Merger Sub, action by its Board of

Directors or the duly authorized designee thereof. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of either Parent or the Company.
ARTICLE IX
General Provisions
Section 9.01    Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
Section 9.02    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if receipt is confirmed and sent by facsimile or electronic mail and receipt thereof is confirmed in writing (other than by automated response); and (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Company, to:

Home Loan Servicing Solutions, Ltd.
c/o Intertrust Corporate Servicers (Cayman) Limited
190 Elgin Avenue
George Town, Grand Cayman
Cayman Islands
KY1-9005
Phone: (345) 945-3727
Email: michael.lubin@hlss.com
james.lauter@hlss.com
Attention: Michael Lubin, General Counsel
James Lauter, Chief Financial Officer

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Phone: (212) 310-8000
Facsimile: (212) 310-8007
Email: frederick.green@weil.com

michael.lubowitz@weil.com
Attention: Frederick S. Green, Esq.
Michael E. Lubowitz, Esq.

(b)	if to Parent or Merger Sub, to:

New Residential Investment Corp.
c/o FIG LLC
1345 Avenue of the Americas, 46th Floor
New York, New York 10105
Phone: (212) 479-1522
Facsimile: (212) 798-6070
Email: cmacdougall@fortress.com
Attention: Cameron MacDougall, Esq.

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Phone: (212) 735-3000
Facsimile: (212) 735-2000
Email:joseph.coco@skadden.com
peter.serating@skadden.com
Attention: Joseph A. Coco, Esq.
Peter D. Serating, Esq.

Section 9.03    Definitions. For purposes of this Agreement:
An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interest, by Contract or otherwise. For the avoidance of doubt, each of Ocwen and Altisource and their respective Subsidiaries are deemed not to be an Affiliate of the Company.
“Altisource” means Altisource Portfolio Solutions S.A.
“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City or the Cayman Islands.
“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) other benefit and compensation plan, contract, policy, program, practice, arrangement or agreement, including, but not limited to, pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company or any of its ERISA Affiliates is the owner, the beneficiary, or both), employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement, and (iii) other employment, consulting or other individual agreement, plan, practice, policy, contract, program, and arrangement, in each case, (x) which is sponsored or maintained by the Company or any of its ERISA Affiliates in respect of any current or former employees, directors, independent contractors, consultants or leased employees of the Company or any Subsidiary or (y) with respect to which the Company or any Company Subsidiary has any actual or potential liability.
“Company Material Adverse Effect” means, except as hereinafter provided, any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any fact, circumstance, occurrence, effect, change, event or development to the extent arising from or related to (except, in the case of clauses (a), (b), (c), (d), (e) or (h) below, if disproportionately affecting the Company and its Subsidiaries, individually or in the aggregate, relative to other companies of a similar size in the industries in which the Company and its Subsidiaries operate): (a) conditions affecting the United States economy or the global economy generally, (b) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region of the world occurring after the date of this Agreement, (c) changes in the financial, banking or securities markets in the United States or any other country or region in the world, (d) changes required by GAAP, (e) changes in any Laws, (f) any failure by such Person to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that the underlying causes of any such failure may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein), (g) the public announcement (including as to the identity of the parties hereto) of the Merger or any of the other transactions contemplated hereby (it being understood that, for the avoidance of doubt, for purposes of Section 3.03 and Section 4.05, effects resulting from or arising in connection with the matters set forth in this clause (g) of this definition shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur), or (h) the occurrence of natural disasters, shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, or (ii) would reasonably be expected to prevent or materially impair or materially delay the Company from consummating the transactions contemplated by this Agreement. Without limiting the foregoing, a Company Material Adverse Effect shall be deemed to have occurred if Ocwen Loan Servicing ceases to be an approved servicer of residential mortgage loans for

Fannie Mae or Freddie Mac. In addition, a Company Material Adverse Effect shall be deemed not to have occurred solely if (A) there is a default, cross-default, facility early amortization event or target amortization event under any provision of any Contract pursuant to which any material amount of Indebtedness of the Company, any of the Company Subsidiaries, Ocwen or any of Ocwen’s Subsidiaries is outstanding or may be incurred by its terms, and the incurrence of any expenses arising from or as a result of such default, cross-default, facility early amortization event or target amortization event, (B) there is a waiver (to the extent permitted under this Agreement) or a failure to enforce by the Company or any Company Subsidiary of any “Termination Event” under any Sale Supplement executed in connection the Master Servicing Rights Purchase Agreement, (C) there is, or there is reasonably likely to be, any proceeding that is instituted by a third party against Ocwen or any of Ocwen’s Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any material part of Ocwen or any of Ocwen’s Subsidiaries’ property, (D) there is a downgrade in Ocwen’s servicer rating or any other action has been taken or is proposed to be taken by a Governmental Entity or any other Person with respect to Ocwen’s servicing; (E) there is a downgrade in the Company or Ocwen’s corporate rating or a downgrade in the credit rating of the notes issued pursuant to HSART or HSART II, (F) there is, or notice has been delivered with respect to, a transfer (in one or more stages) of (1) all or a material portion of Ocwen’s existing rights to service residential mortgages to a different servicer, provided, that there is no loss of any of the Company or the Company Subsidiaries’ existing rights in respect of mortgage servicing rights as a result of such transfer or (2) Ocwen’s existing rights to service residential mortgages on mortgage loans that represent less than 15% of the aggregate unpaid principal balance of all mortgage loans then serviced by Ocwen, or if any fact, circumstance, occurrence, effect, change, event or development occurs such that the foregoing in clauses (1) or (2) are reasonably likely to occur, provided that, in each case, (x) irrespective of whether such transfer is instituted by the Company, by the trustee of the applicable securitization trust or any other Person, and (y) any such transfer to a different servicer instituted by the Company shall be in compliance with the covenants and agreements set forth in this Agreement or (G) any fact, circumstance, occurrence, effect, change, event or development that is set forth in Section 9.03 of the Company Disclosure Letter shall have occurred (provided that, for the avoidance of doubt, the foregoing items in (A) through (G) are not intended to be used to determine whether a fact, circumstance, occurrence, effect, change, event or development that is not covered by items (A) through (G) would or would reasonably be expected to have a Company Material Adverse Effect).
“Company Share Option” means any option to purchase Company Shares granted under the Company’s 2013 Equity Incentive Plan.
“Company Subsidiary” means any Subsidiary of the Company.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the

Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Financing Source” means each Person (including each agent and arranger) that has committed, or may in the future commit, to provide or otherwise entered into agreements in connection with the Financing, including any commitment letters, engagement letters, credit agreements, loan agreements, purchase agreements, underwriting agreements or indentures relating thereto, and any other prospective lenders, in each case together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such Person or Affiliate or the heirs, executors, successors and assigns of any of the foregoing.
“Freddie Mac” means Federal Home Loan Mortgage Corporation, a corporate instrumentality of the United States.
“Group” has the meaning set forth in Section 13(d)(3) of the Exchange Act.
“Holdings” means HLSS Holdings, LLC.
“HSART” means the Sixth Amended and Restated Indenture, dated as of January 17, 2014 by and among HLSS Servicer Advance Receivables Trust, as Issuer, Deutsche Bank National Trust Company, as Indenture Trustee, Holdings, as Administrator and as Servicer, Ocwen Loan Servicing, LLC, as a Subservicer and as Servicer and Barclays Bank PLC, as Administrative Agent, Wells Fargo Securities, LLC, as Administrative Agent, and Credit Suisse AG, New York Branch as Administrative Agent and any indenture supplements, amendments and ancillary agreements and documentation thereto.
“HSART II” means the Third Amended and Restated Indenture, dated as of January 19, 2015 by and among HLSS Servicer Advance Receivables Trust, as Issuer, Deutsche Bank National Trust Company, as Indenture Trustee, Holdings, as Administrator and as Servicer, Ocwen Loan Servicing, as a Subservicer and as Servicer and Barclays Bank PLC, as Administrative Agent and any indenture supplements, amendments and ancillary agreements and documentation thereto.
“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, other than trade payables incurred in the ordinary course of business, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person, (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or financial covenants of third parties not affiliated with such Person or to purchase the obligations or property of such third parties, (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (viii) reimbursement obligations under letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person or (ix) all Indebtedness of any other Person secured in whole or in part by a Lien on any assets or properties of such first Person or any of its Subsidiaries.
“Intellectual Property Rights” means all worldwide intellectual property rights, including (i) all trademarks, service marks, trade dress, design marks, logos, trade names, domain names, brand names and corporate names, whether registered or unregistered, together with all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (ii) intellectual property rights in all inventions and designs (whether patentable or unpatentable and whether or not reduced to practice), and in all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (iii) intellectual property rights in all artwork, photographs, websites, advertising and promotional materials and computer software and all copyright applications, registrations and renewals in connection therewith, (iv) all trade secrets and intellectual property rights in confidential business information (including rights in ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information), (v) all other intellectual property rights in all of the foregoing, including such rights as are provided by treaties, conventions and common law, (vi) intellectual property rights in any library of historical examples of products, as well as the CAD systems with historical data and information relating to such product lines and (vii) all rights to pursue, recover and retain damages and costs and attorneys’ fees for past, present and future infringement of any of the foregoing.
The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of the Company’s Knowledge, the actual knowledge, after making reasonable inquiry consistent with such Person’s position, of the officers of the Company set forth in Section 9.03 of the Company Disclosure Letter, and, in the case of Parent and Merger Sub, the actual knowledge, after making reasonable inquiry consistent with such Person’s position, of the officers of Parent set forth in Section 9.03 of the Parent Disclosure Letter.
“Liens” means any pledges, charges, liens, options, rights of first refusal or offer, conditional or installment sales contracts, claims, title defects, easements, covenants, restrictions, adverse ownership claims, rights-of-way, encroachments, restrictions, charges, hypothecations, mortgages, or deeds of trust, or security interests of any kind or nature or other encumbrances.
“Master Servicing Rights Purchase Agreement” means the Master Servicing Rights Purchase Agreement, dated as of October 1, 2012 between Holdings and O Loan Servicing.
“Merger Sub Board” means the Board of Directors of Merger Sub.
“NASDAQ” means the NASDAQ Stock Market, Inc.

“Nonqualifying Income” means any amount that is treated as gross income for purposes of Section 856 of the Code and which is not is described in Section 856(c)(3) of the Code.
“NYSE” means the New York Stock Exchange.
“Ocwen” means Ocwen Financial Corporation.
“Ocwen Loan Servicing” means Ocwen Loan Servicing, LLC.
“Parent Board” means the Board of Directors of Parent.
“Parent Material Adverse Effect” means, with respect to Parent or Merger Sub, any fact, circumstance, occurrence, effect, change, event or development that, individually or taken together with other facts, circumstances, occurrences, effects, changes, events or developments, is or would be reasonably likely to prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.
“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business; (ii) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (iii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the business of the Company and the Company Subsidiaries as currently conducted; (iv) nonexclusive licenses or other non-exclusive grants of rights in Intellectual Property Rights; (v) statutory Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (vi) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business; (vii) Liens resulting from securities Laws; (viii) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar financing arrangements; and (ix) Liens that do not materially detract from the value of such property based upon its current use or interfere in any material respect with the current use, operation or occupancy by the Company or any Company Subsidiary of such property.
“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Sale Supplement” means each sale supplement executed in connection with the Master Servicing Rights Purchase Agreement.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“SOX” means the Sarbanes-Oxley Act of 2002, as amended.
A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing person or body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of which) is owned directly or indirectly by such first Person.
“Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, franchise, value added and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges imposed by a Governmental Entity, together with all interest, penalties and any other additions imposed with respect to such amounts.
“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed with a Governmental Entity relating to Taxes.
Section 9.04    Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Whenever the words “ordinary course of business” are used in this Agreement, they shall be deemed to be followed by the words “consistent with past practice in all material respects.”
Section 9.05    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 9.06    Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (electronically or otherwise) to the other parties.
Section 9.07    Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Parent Disclosure Letter, the Company Disclosure Letter and the Confidentiality Agreement, and the exhibits, schedules and annexes to each of the foregoing (including the Cayman Plan of Merger) (a) constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) except for (i) the Company Indemnified Parties with respect to Section 6.05 and (ii) the Financing Sources with respect to Sections 9.08, 9.12, 9.13 and this Section 9.07 (it being agreed that each of the Financing Sources is an express third-party beneficiary of, and shall be entitled to rely on and enforce, each such section of this Agreement), this Agreement is not intended to confer upon any Person other than the parties any rights or remedies.
Section 9.08    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of law principles thereof, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of Merger Sub in the Surviving Company, the cancellation of shares, the rights provided for in section 238 of the Cayman Companies Law with respect to any Dissenting Shares, and the fiduciary or other duties of the Company Board and the directors of Merger Sub.
Section 9.09    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that the rights, interests and obligations of Parent or Merger Sub may be assigned to any Affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 9.10    Specific Enforcement; Jurisdiction; Venue. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than the aforesaid courts.
Section 9.11    Certain Tax Matters.
(a)    For the avoidance of doubt, the parties hereto acknowledge and agree that Parent shall be permitted, in its sole discretion and to the extent permitted by law, to make elections under Section 338 of the Code with respect to the Company and any Company Subsidiary.
(b)    Following the Closing, Parent shall cause the Company to provide to the holders of the Company Shares, for the taxable period that ends on or includes the Closing Date, such tax information as is consistent with the past practice of the Company, including information to allow such holders to make or maintain a “qualified electing fund” election under Section 1295 of the Code.
Section 9.12    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING, DIRECTLY OR INDIRECTLY, OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY LEGAL PROCEEDING AGAINST ANY FINANCING SOURCE ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE FINANCING). EACH PARTY

HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) MAKES THIS WAIVER VOLUNTARILY AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.
Section 9.13    Financing Sources. Notwithstanding anything to the contrary contained herein, the Company, on behalf of itself and its Affiliates and Representatives, hereby (a) acknowledges that none of the Financing Sources shall have any liability under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, including, but not limited to, any dispute related to, or arising from, the Financing or the performance thereof, (b) waives any rights or claims against any of the Finance Sources in connection with this Agreement or the Financing, whether at law or equity, in contract, in tort or otherwise, and (c) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Financing Source in connection with this Agreement, the Financing or the transactions contemplated hereby. With respect to any dispute or proceeding relating to this Section 9.13, the Company, on behalf of itself and its Affiliates and Representatives, (i) submits to the exclusive jurisdiction of the courts of the State of New York or federal courts of the United States of America, in each case, sitting in the Borough of Manhattan, and any appellate court from any thereof (the courts described in this clause (i), the “Applicable Courts”), and agree that all claims in respect of any such litigation may be heard and determined only in the Applicable Courts, (ii) waives, to the fullest extent it may legally do so, any objection which they may now or hereafter have to the laying of venue of any proceeding in any Applicable Court, (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such proceeding in any Applicable Court, and (iv) agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit in on the judgment or any other manner provided by law. For the avoidance of doubt, nothing in this Section 9.13 shall limit or qualify the liabilities and obligations of the parties to any agreement between Parent or its Subsidiaries and any Financing Source.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.
HOME LOAN SERVICING SOLUTIONS, LTD.
By:
    Name:
    Title:

[Signature Page to Agreement and Plan of Merger]

NEW RESIDENTIAL INVESTMENT CORP.
By:
    Name:
    Title:
HEXAGON MERGER SUB, LTD.
By:
    Name:
    Title:

[Signature Page to Agreement and Plan of Merger]

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 5.03(g)(iv)
Adverse Recommendation Change	Section 5.03(d)
Affiliate	Section 9.03
Agreement	Preamble
Alternative Proposal	Section 5.03(g)(i)
Altisource	Section 9.03
Applicable Courts	Section 9.13
Business Day	Section 9.03
Cayman Companies Law	Recitals
Cayman Plan of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 9.03
Company	Preamble
Company Affiliate Transaction	Section 4.19(a)
Company Articles	Section 4.01
Company Benefit Plan	Section 9.03
Company Board	Section 4.03(b)
Company Disclosure Letter	Article IV
Company Employee	Section 6.09(a)
Company Financial Advisor	Section 4.23
Company Indemnified Parties	Section 6.05(a)
Company Material Adverse Effect	Section 9.03
Company Memorandum	Section 4.01
Company Permits	Section 4.12(b)
Company Recommendation	Section 6.01(d)
Company SEC Documents	Section 4.06(a)
Company Share Option	Section 9.03
Company Shareholder Approval	Section 4.04(a)
Company Shareholders Meeting	Section 4.04(a)
Company Shares	Section 2.01
Company Subsidiary	Section 9.03
Company Voting Debt	Section 4.03(b)
Confidentiality Agreement	Section 6.02
Consent	Section 3.03(b)
Consents	Section 3.03(b)
Contract	Section 3.03(a)
Dissenting Shares	Section 2.03
DOJ	Section 6.03(b)
Effective Time	Section 1.03
End Date	Section 8.01(b)(i)
Environmental Claim	Section 4.13(f)(i)
Environmental Laws	Section 4.13(f)(ii)

ERISA	Section 9.03
ERISA Affiliate	Section 9.03
Exchange Act	Section 9.03
Excluded Contract	Section 4.14(b)(x)
Fee/Expense Account	Section 8.03(c)
Fee/Expense Amount	Section 8.03(c)
Fee/Expense Amount Accountant’s Letter	Section 8.03(c)
Fee/Expense Amount Tax Opinion	Section 8.03(c)
Fee/Expense Loan	Section 8.03(c)
Fee/Expense Loan Agreement	Section 8.03(c)
Filed Company Contract	Section 4.14(a)
Filed Company SEC Documents	Article IV
Financing	Section 6.11
Financing Agreements	Section 6.11(f)
Financing Source	Section 9.03
Freddie Mac	Section 9.03
FTC	Section 6.03(b)
GAAP	Section 4.06(b)
Going Concern Opinion	Section 6.17
Governmental Approvals	Section 6.03(a)
Governmental Entity	Section 3.03(b)
Grant Date	Section 4.03(b)
Group	Section 9.03
Hazardous Substance	Section 4.13(f)(iii)
Holdings	Section 9.03
HSART	Section 9.03
HSART II	Section 9.03
HSR Act	Section 3.03(b)
Improvements	Section 4.15(c)
Indebtedness	Section 9.03
Intellectual Property Rights	Section 9.03
Intervening Event	Section 5.03(g)(ii)
Investment Company Act	Section 4.22
IRS	Section 4.10(c)
Judgment	Section 3.03(a)
Knowledge	Section 9.03
Law	Section 3.03(a)
Leased Real Property	Section 4.15(b)
Legal Restraints	Section 7.01(c)
Letter of Transmittal	Section 2.02(b)
Liens	Section 9.03
Master Servicing Rights Purchase Agreement	Section 9.03
Material Contract	Section 4.14(b)
Maximum Amount	Section 6.05(c)
Merger	Section 1.01
Merger Consideration	Section 2.01(c)

Merger Sub	Preamble
Merger Sub Board	Section 9.03
Merger Sub Shares	Section 2.01
NASDAQ	Section 9.03
Nonqualifying Income	Section 9.03
Notice Period	Section 5.03(d)(ii)
NYSE	Section 9.03
Ocwen	Section 9.03
Ocwen Loan Servicing	Section 9.03
Option Cash Payment	Section 6.04
Parent	Preamble
Parent Board	Section 9.03
Parent Disclosure Letter	Article III
Parent Material Adverse Effect	Section 9.03
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Payoff Amount	Section 6.11
Payoff Letter	Section 6.11
Permit	Section 3.03(b)
Permits	Section 3.03(b)
Permitted Liens	Section 9.03
Person	Section 9.03
Proxy Statement	Section 6.01(a)
Real Estate Leases	Section 4.15(b)
Refinancing	Section 6.16
Registered Intellectual Property Rights	Section 4.16(a)
Regulatory Laws	Section 9.03
REIT Qualification Ruling	Section 8.03
Related Person	Section 4.19(c)
Release	Section 4.13(f)(iv)
Release Document	Section 8.03(c)
Representatives	Section 5.03(a)
Required Information	Section 6.11(c)
Sale Supplement	Section 9.03
SEC	Section 9.03
Securities Act	Section 9.03
SOX	Section 9.03
Subsidiary	Section 9.03
Superior Proposal	Section 5.03(g)(iii)
Superior Proposal Agreement	Section 5.03(d)
Superior Proposal Determination	Section 5.03(d)
Surviving Company	Section 1.01
Tax Returns	Section 9.03
Taxes	Section 9.03
Termination Fee	Section 8.03(a)
Transaction Litigation	Section 6.06(a)

Appendix 1

The Companies Law (2013 Revision) of the Cayman Islands
Plan of Merger

This plan of merger (the "Plan of Merger") is made on [insert date] between Home Loan Servicing Solutions, Ltd. (the "Surviving Company") and Hexagon Merger Sub, Ltd. (the "Merging Company").
Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law (2013 Revision) (the "Statute").
Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.
Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the "Merger").
Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement and Plan of Merger dated [insert date] and made between [Parent], the Surviving Company and the Merging Company (the "Merger Agreement") a copy of which is annexed at Annexure 1 hereto.
Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Plan of Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3
The registered office of the Surviving Company is c/o Intertrust Corporate Services (Cayman) Limited of 190 Eglin Avenue, Grand Cayman, KY1-9005, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4
Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$2,000,000 divided into 200,000,000 shares of a par value of US$0.01 each and the Surviving Company will have [ ] shares in issue.

5
Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$[ ] divided into [ ] ordinary shares of a par value of US$0.01 each and the Merging Company will have [ ] ordinary shares in issue.

6
The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the "Effective Date").

7
The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

8
The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9	The Memorandum and Articles of Association of the Surviving Company shall be amended and restated in the form annexed at Annexure 2 hereto on the Effective Date.

10	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

11
[The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.]/[The Surviving Company has granted certain fixed or floating security interests details of which are set out in Annexure 3 hereto. The Surviving Company has obtained the consent to the Merger of each holder of such security interests pursuant to section 233(8) of the Statute]¹.

12	The names and addresses of each director of the surviving company (as defined in the Statute) are:
12.1    [Insert name of Director] of [Insert personal address of Director];
12.2    [Insert name of Director] of [Insert personal address of Director]; and
12.3    [repeat for all Directors of the surviving company]

13	This Plan of Merger has been approved by the board of directors of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

14
This Plan of Merger has been authorised by the shareholders of the Surviving Company and the Merging Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company and by way of a written resolutions of the shareholders of the Merging Company, as applicable.

15	This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Merger Agreement.

16	This Plan of Merger may be executed in counterparts.

17	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

______________________________
¹Position to be confirmed based on financing arrangements.

SIGNED by	)

Duly authorised for	)

and on behalf of	)	Director

[Surviving Company]	)

SIGNED by	)

Duly authorised for	)

and on behalf of	)	Director

[Merging Company]	)

Annexure 1
Agreement and Plan of Merger

Annexure 2
Amended and Restated Memorandum and Articles of Association of the Surviving Company

Annexure 3
Details of Secured Creditors and Secured Interests

1
The Surviving Company has granted a [fixed and floating charge] over [all of its assets] to [insert name of secured creditor] pursuant to [a security agreement dated [insert date]]. The address of such secured creditor is [insert address].

2	[Repeat as necessary].